 Exhibit 2.1

SHARE PURCHASE AGREEMENT

among

LIBERATED SYNDICATION, INC.

(“BUYER”)

and

KEVIN MARTIN

(“SELLER”)

dated

December 27, 2017

Exhibit A - Letter of Instruction
Exhibit B - Escrow Agreement
Exhibit C - Closing Payment Certificate

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (the “Agreement”) is made as of December 27, 2017, by and between KEVIN MARTIN, an individual (“Seller”), and LIBERATED SYNDICATION, INC., a Nevada corporation (“Buyer”). Capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in Section 7.11 below.

RECITALS:

WHEREAS, Seller owns all of the issued and outstanding capital stock (collectively, the “Shares”) of pair Networks, Inc., a Pennsylvania corporation (the “Company”), which as of the date hereof consists of 800,000 shares of Common Stock; and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Shares.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, conditions and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

1.01 Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby sells, assigns, transfers and conveys the Shares to Buyer, and Buyer hereby purchases and acquires the Shares from Seller, in exchange for the Purchase Price.

1.02 Calculation of Purchase Price.

(a) For purposes of this Agreement, the “Purchase Price” means an amount equal to the sum of:

(i) the number of shares of common stock, par value $0.001 per share, of Buyer (“Buyer Common Stock”), that is calculated by dividing TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000) by the average closing daily price per share of Buyer Common Stock in the OTCQB® Venture Market, as reported by Yahoo Finance, for each of the thirty (30) trading days ending on the day immediately preceding the date of this Agreement (the “Average Price”), with any fractional share rounded up to the nearest whole share of Buyer Common Stock (such number of shares, the “Buyer Shares”); and

(ii) the sum of the following items (such sum, the “Cash Consideration”):

(A) THIRTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($13,500,000) in cash;

(B) plus the total amount of Cash determined as of immediately prior to the Closing;

(C) minus TWO HUNDRED THOUSAND DOLLARS ($200,000);

(D) minus the outstanding amount of Indebtedness determined as of immediately prior to the Closing;

(E) minus the unpaid Seller Transaction Expenses; and

(F) plus or minus the amount by which the Net Working Capital determined as of immediately prior to the Closing exceeds or is less than, as applicable, the Net Working Capital Target.

(b) At least two (2) business days prior to the date of this Agreement, Seller shall have delivered to Buyer (i) a written statement (the “Estimated Closing Statement”) that sets forth its good faith estimate of (A) Cash as of immediately prior to Closing (“Estimated Closing Cash”), (B) Indebtedness as of immediately prior to Closing (“Estimated Closing Indebtedness Amount”), (C) the unpaid Seller Transaction Expenses (“Estimated Seller Transaction Expenses”), and (D) the Net Working Capital as of immediately prior to the Closing (“Estimated Closing Net Working Capital”), and its good faith estimate of the Cash Consideration based on such estimated components (the “Estimated Cash Consideration”), (ii) a payoff letter prepared in good faith in a form to be reasonably approved by Buyer from each holder of Indebtedness that is being repaid at the Closing showing the payoff amount in respect of such Indebtedness determined as of immediately prior to the Closing and wire transfer instructions for payment thereof from the respective holders of such Indebtedness (each, a “Payoff Letter”), (iii) a written schedule of all unpaid Seller Transaction Expenses and wire transfer instructions for payment thereof from the respective service providers (the “Transaction Expense Statement”), and (iv) a proposed allocation schedule in respect of the Purchase Price and any other amounts treated as purchase consideration for U.S. federal income Tax purposes.

(c) The Estimated Closing Statement will be prepared in a manner consistent with the definitions of the terms Cash, Indebtedness, Seller Transaction Expenses and Net Working Capital and the Agreed Accounting Principles. To assist Buyer in its review of the Estimated Closing Statement, the Company shall make available to Buyer and its representatives such information and detail used in connection therewith that is reasonably requested by Buyer. The Company will consider all comments made by Buyer to the Estimated Closing Statement and shall make such changes thereto as it determines in good faith to be appropriate to reflect such comments; provided, that if the parties cannot agree on the Estimated Closing Statement in advance of the Closing, the Company’s Estimated Closing Statement shall be deemed accepted by Buyer for purposes of the Closing; provided, further, that such deemed acceptance shall not limit or otherwise affect Buyer’s remedies under this Agreement or constitute an acknowledgment by Buyer of the accuracy of the Estimated Closing Statement.

(d) As promptly as possible, but in any event within sixty (60) days after the Closing Date, Buyer will deliver to Seller a written statement (the “Closing Statement”) that sets forth its good faith calculation of (i) Cash as of immediately prior to Closing (“Closing Cash”), (ii) Indebtedness as of immediately prior to Closing (“Closing Indebtedness Amount”), (iii) the unpaid Seller Transaction Expenses (“Closing Seller Transaction Expenses”), and (iv) the Net Working Capital as of immediately prior to the Closing (“Closing Net Working Capital”), and its calculation of the Cash Consideration based on such components. The Closing Statement will be prepared in a manner consistent with the definitions of the terms Cash, Indebtedness, Seller Transaction Expenses, Net Working Capital and the Agreed Accounting Principles.

(e) Buyer will, and will cause the Acquired Companies to, (i) provide Seller and his representatives with reasonable access during normal business hours to the books and records (including, subject to the execution and delivery by Seller of customary accountant access letter(s), work papers, schedules, memoranda and other documents as reasonably may be requested) of the Acquired Companies for purposes of their review of the Closing Statement, and (ii) cooperate reasonably with Seller and his representatives in connection with such review. If Seller has any objections to any item(s) of the Closing Statement, Seller will deliver to Buyer a statement setting forth Seller’s objections thereto (an “Objections Statement”), which statement will identify in reasonable detail those items and amounts to which Seller objects (the “Disputed Items”). If an Objections Statement is not delivered to Buyer within forty-five (45) days after delivery of the Closing Statement, the Closing Statement as prepared by Buyer will be final, binding and non-appealable by the parties hereto; provided that, in the event Buyer or any Acquired Company does not provide any papers or documents reasonably requested by Seller or any of his representatives within two (2) days of request therefor (or such shorter period as may remain in such forty-five (45) day period), such forty-five (45) day period will be extended by two (2) days for each additional day required for Buyer or any Acquired Company to fully respond to such request. Seller and Buyer will negotiate in good faith to resolve the Disputed Items, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement to Buyer, Seller and Buyer will submit any unresolved Disputed Items to Grant Thornton or a nationally recognized independent accounting firm who is mutually agreeable and shall not have had a material relationship with Seller, Buyer or any of their respective Affiliates within two (2) years preceding the appointment (the “CPA Firm”). If Buyer and Seller cannot agree on the selection of an independent accounting firm to act as CPA Firm within such time period, Buyer and Seller shall request that the American Arbitration Association appoint an independent CPA Firm, and such appointment shall be conclusive and binding on the parties. Buyer and Seller shall use commercially reasonable efforts to cause the CPA Firm to make a determination within forty-five (45) days after acceptance of its appointment as CPA Firm, based solely on written submissions by Buyer and Seller and their respective representatives and not by independent review, only as to those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Cash Consideration which shall be conclusive and binding on the parties. The CPA Firm shall resolve any such disagreements acting as an expert and not an arbitrator, and its decision shall be final and binding on the parties upon delivery of its written report. In resolving any Disputed Item, the CPA Firm (i) shall be bound by the provisions of this Agreement and (ii) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. The fees, costs and expenses of the CPA Firm (A) shall be borne by Buyer in the proportion that the aggregate dollar amount of such items so submitted that are successfully disputed by Seller (as finally determined by the CPA Firm) bears to the aggregate dollar amount of such items so submitted and (B) shall be borne by Seller in the proportion that the aggregate dollar amount of such Disputed Items so submitted that are unsuccessfully disputed by Seller (as finally determined by the CPA Firm) bears to the aggregate dollar amount of such items so submitted. The Closing Cash, the Closing Indebtedness Amount, the Closing Seller Transaction Expenses, the Closing Net Working Capital, and the Cash Consideration as finally determined in accordance with the terms of this Section 1.02(e) shall be referred to as the “Final Closing Cash,” “Final Indebtedness Amount,” “Final Seller Transaction Expenses,” the “Final Net Working Capital,” and the “Final Cash Consideration,” respectively.

(f) Adjustment Amount:

(i) The “Cash Adjustment Amount”, which may be positive or negative, means the Final Closing Cash less the Estimated Closing Cash.

(ii) The “Indebtedness Adjustment Amount”, which may be positive or negative, means the Estimated Closing Indebtedness Amount less the Final Indebtedness Amount.

(iii) The “Seller Transaction Expense Adjustment Amount”, which may be positive or negative, means the Estimated Seller Transaction Expenses less the Final Seller Transaction Expenses.

(iv) The “Net Working Capital Adjustment Amount”, which may be positive or negative, means the Final Net Working Capital less the Estimated Closing Net Working Capital.

(v) The “Final Adjustment Amount”, which may be positive or negative, means the sum of the Cash Adjustment Amount plus the Indebtedness Adjustment Amount plus the Seller Transaction Expense Adjustment Amount plus the Net Working Capital Adjustment Amount.

(g) If the Final Adjustment Amount is a positive number, then within five (5) business days after the determination of such amount, Buyer will pay an amount equal to such excess to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Buyer; provided that Buyer may pay up to 15% of such excess by delivering additional Buyer Shares to Seller valued at the Average Price.

(h) If the Final Adjustment Amount is a negative number, then within five (5) business days after the determination of such amount, Seller will pay to Buyer, by wire transfer of immediately available funds, an amount equal to the absolute value of such shortfall to an account designated in writing by Buyer to Seller; provided that Seller may pay up to 15% of such shortfall by delivering Buyer Shares valued at the Average Price.

(i) All payments required pursuant to Section 1.02(g) or Section 1.02(h) will be deemed to be adjustments for Tax purposes to the Purchase Price, except as otherwise required by applicable law.

1.03 The Closing.

(a) The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by the remote exchange of signatures on the date hereof (the “Closing Date”), or such other date and location as Buyer and Seller may otherwise reasonably agree, and the transactions contemplated by this Agreement shall be deemed effective at 17:00 EST on the Closing Date.

(b) At the Closing or on the date otherwise set forth below, Buyer shall, in each case in the respective amounts set forth in the Closing Payment Certificate:

(i) not later than the first business day following the Closing Date, submit the letter of instruction attached hereto as Exhibit A to Interwest Transfer Co, Inc., the registrar and transfer agent for shares of Buyer Common Stock, that directs the transfer agent to issue and deliver to: (A) Seller, a stock certificate registered in the name of Seller that represents the number of shares of Buyer Common Stock equal to the Buyer Shares determined pursuant to Section 1.02(a)(i) less the Escrow Shares; and (B) the Escrow Agent, a stock certificate registered in the name of Seller that represents the number of shares of Buyer Common Stock equal to the Escrow Shares (which stock certificate shall be deposited into the escrow account established pursuant to, and held by the Escrow Agent in accordance with the terms of, the escrow agreement (the “Escrow Agreement”) in substantially the form attached hereto as Exhibit B.

(ii) pay and deliver the Estimated Cash Consideration (as calculated based upon the Estimated Closing Statement) to Seller by means of a wire transfer of immediately available funds to an account designated by Seller as specified on the Closing Payment Certificate to Buyer in writing not less than two (2) business days prior to the Closing Date;

(iii) on behalf of the Acquired Companies, cause the Indebtedness outstanding immediately prior to the Closing to each Person and in the amounts specified on the Closing Payment Certificate to be repaid in full to the party or parties entitled thereto pursuant to the Payoff Letters; and

(iv) on behalf of the Acquired Companies, pay or cause to be paid all unpaid Seller Transaction Expenses to each Person and in the amounts specified on the Closing Payment Certificate by wire transfer of immediately available funds to the accounts designated by the applicable service providers as set forth in the Transaction Expense Statement.

(c) At the Closing, Seller shall deliver to Buyer:

(i) a stock certificate(s) representing the Shares, accompanied by duly executed stock power(s) duly endorsed to Buyer;

(ii) duly executed written resignations of Kevin Martin, effective as of the Closing, as the sole director and an officer of each of the Acquired Companies, and duly executed resignations of any other officers of each of the Acquired Companies, effective as of the Closing, as officers (but not as employees) of each of the Acquired Companies;

(iii) final invoices submitted by each Person to whom any Seller Transaction Expenses are owed as of the Closing, which shall state that the amount invoiced thereby represents all Seller Transaction Expenses payable to such Person;

(iv) duly executed written instruments releasing any Lien (other than a Permitted Lien) on the Shares, on any other equity interests of the Acquired Companies and on any asset of the Acquired Companies and authorizing the filing of UCC-3 termination statements (or other comparable documents) for all UCC-1 financing statements (or other comparable documents) filed in connection with any such Lien;

(v) a duly executed and undated stock power endorsed to Buyer (which stock power shall be deposited by Buyer into the escrow account together with the stock certificate representing the Escrow Shares and shall be held by the Escrow Agent in accordance with the Escrow Agreement);

(vi) duly executed written instructions to each bank and other financial institution with whom any Acquired Company deposits funds that rescind the authorization of Kevin Martin and any other officer who prior to the Closing is authorized to draw on any account and that appoint Laurie Sims and John Busshaus as each Acquired Company’s authorized representatives and signatories in replacement of Kevin Martin and any such other Persons.

1.04 Withholding. Buyer shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to Seller or any other Person such amounts as Buyer is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law and to properly remit (or to have the Acquired Companies remit through their payroll systems) such deducted or withheld amounts to the appropriate Tax authority. To the extent that any such amounts are so deducted, withheld and paid to the proper Tax authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person with respect to which such withholding and deduction was made.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER AS TO THE COMPANY

To induce Buyer to enter into the Transaction Documents and consummate the transactions contemplated thereby, Seller makes the following representations and warranties to Buyer as of the date of this Agreement and as of the Closing, except as disclosed by the Company in the written Disclosure Schedule provided to Buyer dated the date of this Agreement, which shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II, and the disclosure in any section or subsection of the Disclosure Schedule corresponding to any section or subsection of this Article II shall qualify other sections and subsections in this Article II to the extent it is reasonably clear on the face of the disclosed information that such disclosed information also qualifies such other sections and subsections.

2.01 Organization and Corporate Power. The Company is a corporation duly organized and presently subsisting under the laws of the Commonwealth of Pennsylvania. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as conducted. The Company is qualified to do business in each jurisdiction in which its ownership, leasing or operation of property or assets or the conduct of its business as conducted requires it to qualify, except where the failure to be so qualified would not be material to the Company. The Company has made available to Buyer complete and correct copies of its Organizational Documents, and each such Organizational Document is in full force and effect as of the date hereof. The Company is not in violation in any material respect of its Organizational Documents.

2.02 Subsidiaries. Schedule 2.02 lists each Subsidiary of the Company (together with the Company, each an “Acquired Company” and collectively, the “Acquired Companies”). Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or other legal entity power and authority to own, lease and operate its properties and to carry on its business as conducted. Each of the Company’s Subsidiaries is qualified to do business in each jurisdiction in which its ownership, leasing or operation of property or assets or the conduct of its business as conducted requires it to qualify, except where the failure to be so qualified would not be material to the Company. The Company has made available to Buyer complete and correct copies of the Organizational Documents of each Subsidiary, and each such Organizational Document is in full force and effect as of the date hereof. None of the Subsidiaries is in violation in any material respect of its Organizational Documents.

2.03 No Breach, Default, Violation or Consent. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not, (a) constitute or result in any breach or violation of or any default under the Organizational Documents of any Acquired Company, (b) conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of any Acquired Company, give rise to a right to terminate, or require the obtaining of any consent or approval of or the giving of any notice to any third party (other than any Governmental Entity), under the provisions of any Material Contract to which any Acquired Company is bound or by which any of its assets is bound, (c) constitute or result in any violation of any Law or Order to which any Acquired Company is subject, or (d) require any notices, reports or other filings to be made by any Acquired Company with, or any consents, registrations, approvals, permits or authorizations to be obtained by any Acquired Company from, any Governmental Entity, other than, (i) in the cases of clauses (b) and (c) hereof, any such conflicts, breaches, defaults, violations, Liens, terminations, failures to obtain consents or approvals or failures to give notices that, individually or in the aggregate, would not be material to the Acquired Companies, and (ii) in the case of clause (d) hereof, any such notices, reports, filings, consents, registrations, approvals, permits or authorizations, the failure to make or obtain would not, individually or in the aggregate, be material to the Acquired Companies.

2.04 Ownership and Control.

(a) Schedule 2.04(a) sets forth a list of (i) the authorized capitalization of the Company, (ii) the number of Shares which are issued and outstanding, and (iii) the ownership of the Shares. The Shares were duly authorized and validly issued, are fully paid and non-assessable, were offered, issued, sold and delivered in compliance with all applicable Laws governing the issuance of securities and were not issued in violation of (or subject to) any preemptive rights (including any preemptive rights set forth in the Organizational Documents of the Company), rights of first refusal or similar rights and constitute all of the issued and outstanding shares of the Company’s capital stock and no Person has a claim as to ownership of any equity security of the Company. There are no other equity securities (whether convertible or otherwise) of the Company except for the Shares.

(b) Schedule 2.04(b) sets forth a list of (i) the authorized capitalization of each Subsidiary, (ii) the number of equity securities (whether convertible or otherwise) of each Subsidiary which are issued and outstanding and (iii) the ownership of such equity securities. Such equity securities were duly authorized and validly issued, are fully paid and non-assessable, were offered, issued, sold and delivered in compliance with all applicable Laws governing the issuance of securities and were not issued in violation of (or subject to) any preemptive rights (including any preemptive rights set forth in the Organizational Documents of the Acquired Companies), rights of first refusal or similar rights and constitute all of the issued and outstanding equity securities (whether convertible or otherwise) of each Subsidiary and no Person has a claim as to ownership of any equity security (whether convertible or otherwise) of a Subsidiary. The Company or a Subsidiary, as applicable, has good title to all of such equity securities that are owned by them as shown on Schedule 2.04, free and clear of all Liens.

(c) Except as otherwise disclosed on Schedule 2.04(c), there are no outstanding (i) options, warrants, agreements or other rights for the acquisition of the equity securities of any Acquired Company, (ii) securities or other obligations of any Acquired Company which are exercisable, convertible into or exchangeable for such equity securities or (iii) options, sale agreements, equity holder agreements, pledges, proxies, voting trusts, powers of attorney, restrictions on transfer or other agreements or instruments which are binding on any Acquired Company or Seller and which relate to the ownership, issuance, voting or transfer of any of such equity securities. Except for the equity securities of the Subsidiaries set forth on Schedule 2.04(c), the assets of the Acquired Companies do not include any stock, partnership interest, joint venture interest or other equity interest in any other Person.

(d) Since January 1, 2015, no Acquired Company has had any direct or indirect Subsidiaries (other than another Acquired Company) or other predecessors, and no Acquired Company owns, of record or beneficially, or controls, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any Person (other than an Acquired Company), whether active or dormant, nor is any Acquired Company, directly or indirectly, a participant in any joint venture, partnership, limited liability company, trust, association or other non-corporate entity. There are no trusts or similar entities or instruments of guardianship or custodianship in existence for the benefit of any Acquired Company.

2.05 Financial Statements.

(a) Schedule 2.05(a) consists of complete copies of: (i) the Company’s unaudited consolidated balance sheet as of September 30, 2017 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of comprehensive income, changes in shareholders’ equity and cash flows for the nine-month period then ended, (ii) the Company’s audited consolidated balance sheet and audited consolidated statements of comprehensive income, changes in shareholders’ equity and cash flows for the year ended December 31, 2016, and (iii) the Company’s audited consolidated balance sheet and audited consolidated statements of comprehensive income, changes in shareholders equity and cash flows for the year ended December 31, 2015 (all such financial statements referred to in clauses (i) through (iii), including, in the case of clauses (ii) and (iii), the notes and schedules thereto and the reports by the independent auditor thereof, the “Financial Statements”).

(b) Each Financial Statement (including the notes thereto) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and fairly presents in all material respects the consolidated assets, liabilities, business, financial condition, results of operations and cash flows of the Acquired Companies as of the dates, and for the periods, indicated thereon (subject, in the case of the unaudited Financial Statements referred to in Section 2.05(a)(i) above to (i) the absence of footnote disclosures and (ii) normal recurring year-end audit adjustments that are not material in nature or amount). Since the date of the Interim Balance Sheet, there have been no material changes in the accounting policies of the Acquired Companies (including any change in depreciation or amortization policies or rates, or policies with respect to reserves for uncollectible accounts receivable or excess or obsolete inventory) and no revaluation of any Acquired Company’s properties or assets. Schedule 2.05(b) lists all Indebtedness of the Acquired Companies including the outstanding principal, the accrued but unpaid interest and any applicable prepayment or call penalty or premium.

(c) No Acquired Company is subject to any material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) except for (i) liabilities reflected on the Company’s audited consolidated balance sheet as of December 31, 2016 and the notes thereto and the Interim Balance Sheet and not previously paid or discharged, (ii) liabilities that have arisen since the Interim Balance Sheet in the ordinary course of business and are similar in nature to, and not greater in amount in any material respect than, the liabilities that arose during the comparable period of time in the immediately preceding fiscal period and (iii) contractual and other liabilities incurred in the ordinary course of business that are not required by GAAP to be reflected on a balance sheet (in each case, none of which relates to any breach of contract, breach of warranty or violation of Law).

(d) The Acquired Companies maintain proper and adequate internal accounting controls which provide assurance (i) that transactions are executed with management’s authorization, (ii) that transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Acquired Companies and to maintain accountability for each of the Acquired Companies’ assets, (iii) that access to the Acquired Companies’ assets is permitted only in accordance with management’s authorization, (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Acquired Companies’ assets and (v) that accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(e) The Company has delivered to Buyer copies of all management letters and letters to or from an Acquired Company’ accountants, if any, relating to any audit or review of the financial statements or books and records of any Acquired Company since January 1, 2015. The Company has reported to Buyer in writing any fraud, whether or not material, that involves management or other employees who participate in the preparation of the Acquired Companies’ financial statements or have a significant role in the maintenance of the books and records since January 1, 2015.

(f) All accounts receivable of the Acquired Companies reflected on the Interim Balance Sheet (other than those paid since such date) are valid receivables that have arisen out of bona fide sales in the ordinary course of business. All accounts receivable of the Acquired Companies that have arisen since the date of the Interim Balance Sheet are valid receivables that have arisen out of bona fide sales in the ordinary course of business. To Seller’s knowledge, no Acquired Company has received any written notice from an account debtor stating that any account receivable is subject to any contest, claim or setoff by such account debtor.

2.06 Tax Matters. Except as otherwise disclosed on Schedule 2.06:

(a) The Company has been a validly electing and qualifying S-corporation within the meaning of Section 1361 and Section 1362 of the Code at all times since January 1, 2005. Schedule 2.06(a) identifies each Subsidiary of the Company that is a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code. Each Subsidiary of the Company so identified on Schedule 2.06(a) is and has been a valid qualified subchapter S subsidiary at all times since the date shown next to such Subsidiary on Schedule 2.06(a). The Company will not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of Company assets (including the assets of any Subsidiary of the Company identified as a qualified subchapter S subsidiary on Schedule 2.06(a)) caused by the Section 338(h)(10) Election. Neither the Company nor any Subsidiary of the Company identified as a qualified subchapter S subsidiary on Schedule 2.06(a) has (i) acquired assets from another corporation (or entity treated as a corporation for U.S. federal income Tax purposes) in a transaction in which the Company’s or Subsidiary’s tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor; or (ii) acquired the stock of any corporation (or the equity interest in any other entity treated as a corporation for U.S. federal income Tax purposes) that is a qualified subchapter S subsidiary.

(b) The Acquired Companies have filed all Tax Returns that are required to be filed by them and all such Tax Returns are true, correct and complete in all material respects. Each Acquired Company has paid all Taxes due and payable by such Acquired Company. No Acquired Company currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes on the assets of any Acquired Company, other than Liens for Taxes not yet due and payable.

(c) Except as set forth on Schedule 2.06(c), all Taxes that each Acquired Company is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, and each of the Acquired Companies has complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or allocated to any employee, independent contractor, creditor, or other third party.

(d) No examination or audit by any Governmental Entity of any Tax Return of any Acquired Company is currently in progress. No Acquired Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect.

(e) No Acquired Company has made any payments, is obligated to make any payments or is a party to any agreement that would reasonably be expected to obligate it to make any payments, that may be treated as an “excess parachute payment” under Section 280G of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); or that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law). No Acquired Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii). No Acquired Company is or has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b).

(f) No Acquired Company (i) is party to, bound by or has any obligation under any Tax allocation, indemnity or sharing agreement other than any agreement entered into in the ordinary course of business, the primary purpose of which is not the allocation, indemnification, or sharing of Taxes, (ii) has, within the past two years, been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable, or (iii) has participated in any “reportable transaction” within the meaning of Section 6011 of the Code and any regulations promulgated thereunder.

(g) Since January 1, 2015, no written claim has been received by an Acquired Company from any Governmental Entity in a jurisdiction where such Acquired Company does not file Tax Returns, which written claim asserts that such Acquired Company is or may be subject to taxation by that jurisdiction.

(h) No Acquired Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iv) any gain recognition agreement entered into pursuant to Section 367 of the Code; (v) any intercompany transaction engaged in prior to the Closing Date or excess loss account described in Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law) in existence prior to the Closing Date, (vi) any installment sale or open transaction disposition made prior to the Closing Date, (vii) any prepaid amount received prior to the Closing Date (other than any such amounts received by the Acquired Company in the ordinary course of business), or (viii) any election pursuant to Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign law) made prior to the Closing Date.

(i) No Acquired Company is or has been a member of an affiliated, consolidated, combined or unitary group filing a consolidated, combined, unitary or other Tax Return (other than a group for which any Acquired Company serves or served as the parent corporation) or has any liability for the Taxes of any Person (other than the Acquired Companies) under Treasury Regulation Section 1.1502-6 or any corresponding or similar provision of state, local or foreign law, or as a transferee or successor.

(j) The Company has provided to Buyer copies of (i) all Income Tax and all other material Tax Returns of each Acquired Company for all taxable periods for which the statute of limitations has not yet expired; (ii) all private letter rulings, revenue agent reports, audit reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of any Acquired Company relating to Taxes for all taxable periods for which the statute of limitations has not yet expired; and (iii) all material agreements, rulings, settlements, or other tax documents with or from any Governmental Entity relating to Tax incentives of any Acquired Company.

(k) No Acquired Company (i) is a “controlled foreign corporation” as defined in Section 957 of the Code; (ii) is or has been a passive foreign investment company within the meaning of Sections 1291-1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

2.07 Personal Property. Each Acquired Company is the true and lawful owner of, and has good and valid title to the tangible personal property (the “Owned Personal Property”) reflected on its books and records as being owned by such Acquired Company, free and clear of all Liens, except for any Permitted Liens. All leased tangible personal property (the “Leased Personal Property” and together with the Owned Personal Property, the “Assets”) used by each Acquired Company in the ordinary course of business is used pursuant to valid, subsisting and enforceable leases, subleases, licenses and other agreements binding upon such Acquired Company (as applicable) and, to the Company’s knowledge, each other party thereto, in accordance with their terms in all material respects. The Assets constitute all of the tangible assets, rights and properties (other than Real Property) necessary for the conduct of the business of the Acquired Companies as of the date hereof. All of the tangible Assets have been maintained in a commercially reasonable manner and are in reasonable operating condition and repair, ordinary wear and tear excepted. All tangible Assets (other than Real Property) are located on the Real Property. The Company has made available to Buyer a list of all fixed Assets of any Acquired Company as of the date of the Interim Balance Sheet, having a historical cost in excess of $15,000, and indicating (i) all Liens (other than Permitted Liens) attaching to such fixed Assets and (ii) which of such Assets are owned and which are leased by an Acquired Company from another Person (and identifies the particular Acquired Company).

2.08 Real Property.

(a) The Acquired Companies do not own any real property.

(b) Schedule 2.08(b) sets forth a list of all leases, subleases, licenses or other occupancy agreements (the “Leases”) for all land, building, fixtures or other real property in which an Acquired Company has a leasehold, sub-leasehold, license, concession or other right to occupy (the “Leased Real Property”).

(c) With respect to the Leased Real Property, the Company has provided Buyer a copy of every such Lease. An Acquired Company has a valid and enforceable leasehold estate in and to each Leased Real Property, free and clear of all Liens, except Permitted Liens. All Leases are in full force and effect and have not been modified or amended, and there exists no breach of or default under any such Lease by an Acquired Company or, to the Company’s knowledge, the other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by an Acquired Company or, to the Company’s knowledge, the other party thereto, except in each such case for any such breach or default that, individually or in the aggregate, would not be material to the Acquired Companies taken as a whole. Except as set forth in Schedule 2.08(c), no Acquired Company leases or subleases (or has granted occupancy rights in) any real property to any Person.

(d) Each Acquired Company has obtained all Business Permits (including certificates of use and occupancy, licenses and permits) required in connection with its use, occupation and operation of the Leased Real Property. There are no pending or, to the knowledge of the Company, threatened, condemnation, fire, health, safety, building, zoning or other land use regulatory or administrative actions relating to any portion of the Leased Real Property. There are no disputes, oral agreements or forbearance programs in effect as to Leased Real Property.

(e) The Leased Real Property includes all interests in real property necessary to conduct the business and operations of the Acquired Companies as conducted on the date hereof. There are no Persons other than the Acquired Companies in possession of any portion of the Leased Real Property, and no Contract grants any Person (other than the Acquired Companies) the right of use or occupancy of any portion of the Leased Real Property.

2.09 Intellectual Property.

(a) Schedule 2.09(a) lists (i) all Intellectual Property Rights (other than Internet Properties) that are the subject of a registration or application for registration and which are owned or purported to be owned by any of the Acquired Companies, whether solely or jointly with others (together with the items listed pursuant to (a)(v) below, the “Company Registrations”, together with all other Intellectual Property Rights which are owned, purported to be owned by or licensed to any of the Acquired Companies, the “Company IP Rights”), (ii) all licenses or other Contracts pursuant to which any Acquired Company grants a Person the right to use any Company IP Rights (other than licenses and other Contracts providing for only licenses ancillary to sales of products and services by an Acquired Company), (iii) all licenses or other Contracts pursuant to which any of the Acquired Companies has the right to use any Intellectual Property Rights owned by others (each license and other Contract required to be listed pursuant to clauses (ii) and (iii), a “Company License”; provided that Schedule 2.09(a) is not required to list any Company License that is commercially available off the shelf or similar software or software-as-a-service offerings which is made available for a total cost of less than $25,000 annually), (iv) all material software owned by any Acquired Company, and (v) all Internet Properties owned or purported to be owned by any of the Acquired Companies.

(b) The Company IP Rights include all Intellectual Property Rights necessary for, used or held for use in the conduct of the businesses of the Acquired Companies as currently conducted by the Acquired Companies. The Intellectual Property Rights required to be set forth on Schedule 2.09(a) are subsisting and, to the knowledge of the Company, valid and enforceable. With respect to the Intellectual Property Rights required to be listed under Schedule 2.09(a), there are no inventorship challenges, or opposition, reexamination, nullity, interference or similar Proceedings declared or commenced or, to the knowledge of the Company, threatened that challenge the validity or enforceability of any patent rights included in the Company Registrations. Each Acquired Company has complied in all material respects with all of its obligations and duties to all relevant patent offices, including the duty of candor and disclosure to the U.S. Patent and Trademark Office, with respect to all patent and trademark applications filed by or on behalf of any of the Acquired Companies. For each patent and patent application required to be listed under Schedule 2.09(a), the applicable Acquired Company has obtained a valid and enforceable written assignment of all rights, title and interest therein in favor of such Acquired Company from each of the inventors and has properly recorded all such assignments as necessary to fully perfect its rights, title and interest with respect to such patents and patent applications in accordance with governing law and regulations in each respective jurisdiction.

(c) The conduct of the business of each Acquired Company (including the products and services of the Acquired Companies and the authorized use or other authorized exploitation thereof by any customer or user thereof) has not and does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third party. There has not since January 1, 2015 been any claim, and there is no pending or threatened claim, in writing against any of the Acquired Companies contesting the scope, validity, enforceability, use or ownership of the Company IP Rights or alleging that the conduct of the business of any Acquired Company is infringing, misappropriating or otherwise violating (or, since January 1, 2015, has infringed, misappropriated or otherwise violated) any Intellectual Property Rights of any Person.

(d) To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any of the Company IP Rights owned by any of the Acquired Companies.

(e) Each of the Acquired Companies has taken all commercially reasonable means to maintain and protect the Company IP Rights, including the secrecy, confidentiality and value of trade secrets and other confidential information. To the knowledge of the Company, in the past three (3) years there has been no unauthorized disclosure of any proprietary or confidential information or trade secrets in the possession, custody or control of any Acquired Company. To the Company’s knowledge, there has been no breach of any Acquired Company’s security procedures wherein proprietary or confidential information or trade secrets have been disclosed to a third Person without authorization.

(f) The Acquired Companies are the sole and exclusive owners of all Intellectual Property Rights owned or purported to be owned by the Acquired Companies, free and clear of any Liens other than Permitted Liens. The Acquired Companies have the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of such Intellectual Property Rights. No Acquired Company has (i) transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights that are or, as of the time of such transfer or exclusive license, were material to any Acquired Company, to any other Person or (ii) permitted the rights of an Acquired Company in any Intellectual Property Right that is or was at the time material to an Acquired Company to enter into the public domain.

(g) Other than as set forth on Schedule 2.09(g), no Acquired Company has licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including any current or former employee or contractor of any Acquired Company) of, the source code for any product or service of any Acquired Company or any software owned by an Acquired Company (collectively, “Company Source Code”) to any Person other than to employees and contractors of the Acquired Companies solely for their use on behalf of the Acquired Companies and who were at all relevant times bound by the agreements described in Section 2.09(h). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of any Company Source Code by any Acquired Company, an escrow agent(s) or any other Person to any third party.

(h) All Company IP Rights that are owned or purported to be owned by the Acquired Companies were developed, conceived, reduced to practice, written and/or created solely by either (i) employees of the Acquired Companies acting within the scope of their employment who have validly, unconditionally and irrevocably assigned all of their rights, including all rights in and to all Intellectual Property Rights therein, to the Acquired Companies or (ii) third parties who have validly, unconditionally and irrevocably assigned all of their rights, including all rights in and to all Intellectual Property Rights therein (excluding any background intellectual property, with respect to which the Acquired Companies possesses valid irrevocable, perpetual, and royalty-free licenses), to the Acquired Companies, and no third Person owns or has any ownership rights to any of the Company IP Rights that are owned or purported to be owned by the Acquired Companies. To the knowledge of the Company, no employee (x) is in breach of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party or with any former employer or other Person concerning rights in or to Intellectual Property or confidentiality due to their activities as an employee, or (y) has developed any Intellectual Property Rights for the Acquired Companies that is subject to any agreement under which such employee has assigned or otherwise granted to any third Person any rights in respect thereof.

(i) Each of the Acquired Companies is in compliance in all material respects with all requirements of all Contracts applicable to all Open Source Materials used by such Acquired Company. No Acquired Company has used Open Source Material in any manner that would (i) require the disclosure or distribution in source code form of any product or service of an Acquired Company, (ii) require the licensing of any product or service of an Acquired Company for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution of any product or service of an Acquired Company, (iv) create, or purport to create, obligations for any Acquired Company with respect to Intellectual Property Rights owned by an Acquired Company or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property Rights owned by an Acquired Company, or (v) impose any other material limitation, restriction, or condition on the right of an Acquired Company to use or distribute any product or service of an Acquired Company.

(j) No government funding, facilities or resources of a university, college, other educational institution, multi-national or international organization or research center was used in the development of any Intellectual Property Rights or technology for an Acquired Company.

(k) No Acquired Company is or has ever been a member or promoter of, or a contributor to or made any commitments or agreements regarding, any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that may require or obligate, an Acquired Company to grant or offer to any other Person any license or other right under any Intellectual Property Rights.

(l) None of the Acquired Companies have introduced into any Acquired Company product, service or Company Systems, and to the knowledge of the Company no customer and/or consumer of any Acquired Company’s product, service or Company Systems have introduced into any such Acquired Company product, service or Company Systems, any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, Company Systems, any other computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent.

(m) The computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems, including any outsourced systems and processes, that are owned or used by the Acquired Companies (it being understood that such equipment and systems owned or used by the Acquired Companies’ customers are deemed not to be owned or used by the Acquired Companies) (“Company Systems”), are reasonably sufficient for the Acquired Companies’ business as conducted and as proposed to be conducted. Since January 1, 2015, there has been no unauthorized access, use, intrusion, or breach of security, or failure, breakdown, performance reduction, or other adverse event affecting any Company Systems, that has caused or would reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Company Systems or the conduct of the Acquired Companies’ business; (ii) material loss, destruction, damage, or harm of or to the Acquired Companies or their operations, personnel, property, or other assets; or (iii) material liability of any kind to the Acquired Companies. The Acquired Companies have taken all reasonable actions, consistent with applicable industry practices, to protect the integrity and security of the Company Systems and the data and other information stored or processed thereon. The Acquired Companies (1) maintain commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; and (2) act in material compliance therewith.

(n) The Acquired Companies have taken the steps and implemented the procedures specified in Schedule 2.09(n) to protect the information technology systems used in connection with the operation of the Acquired Companies from unauthorized access. The Acquired Companies have the disaster recovery and security plans, procedures and facilities for the business specified in Schedule 2.09(n).

(o) The Company has provided to Buyer a list of known data security vulnerabilities, errors and bugs maintained by each of the Acquired Companies with respect to its products and services, including without limitation any unpatched data security vulnerabilities, errors or bugs reported by law enforcement, private data security researchers and/or maintainers or vendors of third-party software used by any Acquired Company. Such products and services do not contain any data security vulnerabilities, bugs or errors which would cause them to be not in compliance with any contractual obligations or warranties, remedial measures or other promises or guarantees made by any Acquired Company with respect thereto.

(p) The execution and delivery of this Agreement by Seller do not, and the consummation of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of, or give rise to any right of any third party to terminate or reprice or otherwise renegotiate any of the Acquired Companies to own any of the Company IP Rights or their respective rights under any Company License, nor require the consent of any Governmental Entity or other third party in respect of any such Company IP Rights.

(q) This Section 2.09 and Section 2.17 and, with respect to Company Licenses, Section 2.10, contain the sole and exclusive representations and warranties of Seller with respect to the matters covered by this Section 2.09.

2.10 Contracts and Commitments.

(a) Schedule 2.10(a) sets forth a list, as of the date hereof, of each Contract to which any Acquired Company is a party or by which an Acquired Company or any of its material assets is bound (other than the Leases and the Company Licenses):

(i) that is for the purchase of goods, services or equipment and that involves or would reasonably be expected to involve annual payments by the Acquired Companies of $15,000 or more;

(ii) that involves the onward transfer to a service provider or other third-party of any special classification of data, including without limitation personal data regarding non-United States data subjects, social security numbers, government issued identification numbers, controlled defense information (or “CDI”, within the meaning of the U.S. Department of Defense Federal Acquisition Regulations Supplements (“DFARS”) at 48 C.F.R. 252.204.7012 “Safeguarding Covered Defense Information and Cyber Incident Reporting”) or other export controlled or classified defense information; payment card information, financial account information, or other sensitive personal information;

(iii) that is for the sale or distribution of any Acquired Company’s products and services and pursuant to which any Acquired Company received payments of more than $15,000 in the year ended December 31, 2016 or expect to receive payments of more than $15,000 in the year ending December 31, 2017;

(iv) that is for the sale or distribution of any Acquired Company’s products and services and pursuant to which: (A) any Acquired Company is hosting, storing, handling or otherwise processing any special classification of data, including without limitation personal data regarding non-United States data subjects, social security numbers, government issued identification numbers, CDI or other export controlled or classified defense information; payment card information, financial account information, or other sensitive personal information; or (B) any Acquired Company has not expressly disclaimed consequential damages, or has accepted unlimited liability for lost data and/or data security breaches;

(v) that obligates any Acquired Company to purchase or otherwise obtain any product or service that is material to the Acquired Company exclusively from a single party;

(vi) that relates to Indebtedness of an Acquired Company or the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any material portion of any Acquired Company’s assets or that guarantees any obligation for borrowed money of any Person;

(vii) that is a collective bargaining agreement or other Contract to or with any labor or trade union;

(viii) for (x) the employment of any officer, individual employee or other Person on a full-time or part-time basis (other than offer letters for employment on an at-will basis providing for annual compensation of less than $75,000 and that are terminable without severance on thirty (30) or fewer days’ notice (subject to any greater period that may be required under applicable statutory laws outside the United States) or (y) any consultant or independent contractor providing for fixed compensation in excess of $75,000 per annum that is not terminable at will by an Acquired Company without penalty;

(ix) for the acquisition of (x) any equity interest in any Person (other than any other Acquired Company) or (y) any business or assets of any Person (other than any other Acquired Company) or the disposition of any portion of the Assets or business of any Acquired Company;

(x) that is a loan to any Person;

(xi) that is a lease under which it is lessee of, or holds or operates any personal property owned by any other Person;

(xii) that is a lease under which it is lessor of or permits any third party to hold or operate any personal property;

(xiii) to which any Acquired Company is a party or by which any of the Assets are bound that contains any non-solicitation, non-competition, confidentiality or similar obligations binding any Acquired Company or that otherwise prohibits any Acquired Company from entering into any line of business, or from freely providing services or supplying products to any customer or potential customer, or in any part of the world (other than any Contract with a customer or supplier entered into in the ordinary course of business otherwise described by this clause (xiii) solely because it contains customary confidentiality restrictions);

(xiv) that contains any deferred purchase price, seller financing, earn-out or other similar payment obligation on the part of any Acquired Company;

(xv) that obligates any Acquired Company to make any capital investment or capital expenditure;

(xvi) in which any Acquired Company has granted “most favored nation” pricing provisions or exclusive marketing or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a specified person (or group of persons);

(xvii) to which any Acquired Company is a party or by which any Acquired Company or any of the Assets is bound for the cleanup, abatement or other actions in connection with any Hazardous Material, the remediation of any existing environmental liabilities, violation of any Environmental Laws or relating to the performance of any environmental audit or study;

(xviii) concerning the establishment or operation of a partnership, joint venture or similar enterprise relating to any Acquired Company, or to which any Acquired Company is a party or by which any of the Assets are bound;

(xix) that is a Contract with ICANN or with a regional internet registry, country internet registry or organization that performs a similar function, including all registry and registry-registrar Contracts.

(xx) for which the consequences of a default or termination would reasonably be expected to be materially adverse to the Acquired Companies as a whole;

(xxi) that is a Contract with any Governmental Entity; or

(xxii) that provides for indemnification (other than provision entered into with customers or suppliers in the ordinary course of business on the Acquired Companies’ standard terms and conditions of service, which have been provided to Buyer).

(b) A copy of all Contracts which are referred to on Schedule 2.10(a), together with all material amendments, waivers or other changes thereto have been made available to Buyer (together with each Lease and each Company License, a “Material Contract” and, collectively, the “Material Contracts”).

(c) (i) Each of the Material Contracts is valid, binding and enforceable on each Acquired Company that is a party thereto and, to the Company’s knowledge, each other party thereto and is in full force and effect, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies, (ii) no Acquired Company is in default under any Material Contract, (iii) to the Company’s knowledge, the other party to each of the Material Contracts is not in default thereunder, (iv) no event has occurred that with notice or lapse of time or both would constitute a default of any obligations thereunder by any Acquired Company that is a party thereto or, to the Company’s knowledge, any other party thereto, and (v) none of the Acquired Companies has received written notice of any such default or event or of any termination or non-renewal of any Material Contract, other than, in the cases of clauses (ii), (iii), (iv) and (v), any such defaults, terminations and non-renewals that, individually or in the aggregate, would not be material to the Acquired Companies as a whole.

(d) Each Material Contract will continue in effect in accordance with its terms following the Closing. None of such Material Contracts requires the consent, waiver, assignment or any other approval of a Governmental Entity or any other third party as a result of or by virtue of the transactions contemplated by this Agreement in order to preserve all rights of, and benefits to, the Acquired Companies thereunder.

(e) The Acquired Companies utilize the forms of customer Contract that are attached hereto as Schedule 2.10(e). Except as set forth on Schedule 2.10(e), there are no deviations from the terms contained in such Contracts by which any of the Acquired Companies is currently bound. Except as set forth on Schedule 2.10(e), no other form of Contract has been or is used by any of the Acquired Companies in connection with the offer and sale of services by which any of the Acquired Companies is currently bound.

2.11 Absence of Certain Developments. Since the date of the Interim Balance Sheet, (a) there has not been any event, circumstance, occurrence or effect that, individually or in the aggregate, is or would be reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operation of the Acquired Companies. and (b) each Acquired Company has conducted its business in the ordinary course of business. Except as set forth on Schedule 2.11, since the date of the Interim Balance Sheet through the date hereof, no Acquired Company has:

(a) amended any of the Organizational Documents of the Acquired Companies;

(b) effected any split, combination or reclassification of any shares of capital stock or other equity interests of the Acquired Companies;

(c) issued, sold or otherwise disposed of any shares of capital stock or other equity interests of the Acquired Companies, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) or entered into any agreement with any respect to the conversion, exchange, registration or voting of, any shares of capital stock or other equity interests of the Acquired Companies;

(d) declared or paid any dividends or distributions on or in respect of the shares of capital stock or other equity interests of the Acquired Companies or redeemed, purchased or acquired any shares of capital stock or other equity interests of the Acquired Companies;

(e) increased the rate of, or amended or accelerated the payment, right to payment or vesting of the compensation, severance, termination pay or retention payments payable or to become payable to or benefits of any employee;

(f) other than in the ordinary course of business consistent with past practice, sold, leased, licensed, transferred or otherwise disposed of or encumbered any material tangible property or material Company IP, or granted or otherwise created or consented to the creation of any Lien (other than Permitted Liens) affecting any Assets of the Acquired Companies;

(g) incurred, assumed or guaranteed any Indebtedness to which the Acquired Companies or any of their assets or properties would be subject;

(h) made any changes in accounting methods or practices, except as disclosed in the notes to the Financial Statements;

(i) made any material changes in Tax accounting methods;

(j) canceled, modified or waived any material debts or claims held by the Acquired Companies, or waived any right of substantial value other than any outstanding promissory notes from Seller to Company;

(k) entered into (i) any Material Contract or (ii) any material transaction in each case not in the ordinary course of business;

(l) suffered any material damage, destruction or loss with respect to the property and assets of the Acquired Company, whether or not covered by insurance; or

(m) agreed in writing or otherwise to take, or proposed to take, any of the actions described in the foregoing.

2.12 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 2.12(a), each of the Acquired Companies is, and since January 1, 2015 has been, in compliance in all material respects with all applicable Laws. Since January 1, 2015, the Acquired Companies have not received any written communication (or, to the knowledge of the Company, any other communication) from any Governmental Entity or private party alleging such noncompliance with any applicable Law. There is no Proceeding pending or, to the knowledge of the Company, threatened against any of the Acquired Companies other than immaterial claims arising in the ordinary course of business. No Acquired Company has any liability for failure to comply in all material respects with any Law and, to the knowledge of the Company, there is no fact, circumstance or condition that would reasonably be expected to give rise to any Proceeding or any such liability. No Acquired Company has conducted any internal investigation with respect to any actual, potential or alleged violation in any respect of any Law by any equity holder, officer or employee or concerning actual or alleged fraud, or failed to investigate any internal report alleging such activity.

(b) Schedule 2.12(b) sets forth a correct and complete list of all material governmental permits, licenses, franchises and approvals which are required for the Acquired Companies to conduct the operation of their business as currently conducted (collectively, the “Business Permits”). No Acquired Company has received written notice from any Governmental Entity that it intends to cancel, revoke, terminate, suspend or not renew any such Business Permit. Each Acquired Company is and, since January 1, 2015 has been, in compliance in all material respects with the terms and conditions of such Business Permits. All fees required to have been paid in connection with the Business Permits have been paid. The Business Permits are valid and subsisting, in full force and effect. No Person other than the Acquired Companies owns or has any proprietary, financial or other interest (direct or indirect) in any of the Business Permits. Each Acquired Company is conducting and has since January 1, 2015 conducted its business in compliance in all material respects with the requirements, standards, criteria and conditions set forth in the Business Permits. The Company has provided to Buyer copies of all Business Permits. Each such Business Permit will continue in full force and effect immediately following the Closing.

2.13 Litigation. Except as set forth on Schedule 2.13, there is no civil, criminal or administrative action, suit, hearing, arbitration, claim, cross-claim, demand, investigation, inquiry or other proceeding (a “Proceeding”) pending or, to the Company’s knowledge, threatened in writing against any Acquired Company or any of their respective assets, rights or properties, or to the Company’s knowledge any current or former officer, director, employee, consultant, agent or equity holder of any Acquired Company in its, his or her capacity as such, at law or in equity, or before or by any Governmental Entity. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or other Governmental Entity, by arbitration or otherwise) against or involving any Acquired Company that are still outstanding. There is no Proceeding by any Acquired Company pending, or which any Acquired Company has commenced preparations to initiate, against any other Person.

2.14 Employee Benefit Plans.

(a) Schedule 2.14(a) sets forth a correct and complete list of all Plans. “Plans” means, collectively, all pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreements, plans, policies, programs or arrangements (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which are or have been maintained, sponsored, contributed to, or required to be contributed to by any Acquired Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of any Acquired Company or any spouse or dependent of such individual, or under which any Acquired Company or ERISA Affiliate has or may have any liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any liability, contingent or otherwise.

(b) Each Plan and each related trust has been established, maintained, administered and funded in compliance in all material respects with its terms, ERISA, the Code, and any other applicable Law. No act, omission, or other event has occurred with respect to any Plan or related trust that could reasonably be expected to subject any Acquired Company to any Tax or penalty under ERISA, the Code, or other applicable Laws.

(c) Since January 1, 2015, neither the Acquired Companies nor any ERISA Affiliates have maintained, contributed to, or had any actual or contingent liability with respect to any (i) “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) “defined benefit plan” (as defined in Section 3(35) of ERISA), (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) other plan subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code. Neither the Acquired Companies nor any ERISA Affiliate has any liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA. No current or former employee, officer, director, equity holder or other service provider of any Acquired Company or ERISA Affiliate (or beneficiary of any of the foregoing) is entitled to receive from any Acquired Company or any Plan any post-termination or retiree medical, health, life insurance, or other welfare-type benefits, other than as required by applicable Law, and there have been no written or oral commitments to the contrary.

(d) Since January 1, 2015, there have been no Proceedings or, to the Company’s knowledge, audits or investigations pending or, to the Company’s knowledge, threatened with respect to any Plan or related trust or any fiduciary thereof (other than routine claims for benefits), and no Plan has been the subject of, or has received or provided notice that it is the subject of, examination by a Governmental Entity or a participant in a government sponsored amnesty, voluntary compliance, self-correction or similar program.

(e) There are no outstanding Orders that name any Plan or related trust or any fiduciary thereof or are directed to any Plan or related trust, any fiduciary thereof or any assets thereof.

(f) All required payments, contributions, distributions, reimbursements and premium payments that are due with respect to any Plan prior to or on the Closing Date have been (or, prior to the Closing Date, will be) made.

(g) Each Plan and related trust that is intended to be tax-qualified meets the requirements of a tax-qualified plan or tax exempt trust under Section 401(a) and Section 501(a), respectively, of the Code, has received a favorable and current determination letter from the Internal Revenue Service (“IRS”) as to the qualification of such Plan and the tax-exempt status of the related trust (or is a pre-approved plan for which the pre-approved plan sponsor has received a favorable opinion letter from the IRS as to the qualification of the pre-approved plan and with respect to which the Company may properly rely), and nothing has occurred that is reasonably likely to affect the qualification of such Plan or the tax-exempt status of the related trusts. Since January 1, 2015, no Plan has had a termination or partial termination under Section 411(d) of the Code.

(h) The transactions contemplated by this Agreement (whether alone or in conjunction with any other event, including a related employment termination, whether in advance of, concurrent with, or subsequent to the Closing Date) will not: (i) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any Plan, (ii) require severance, termination, retention, or any other payments, (iii) provide any term of employment or compensation guaranty, (iv) forgive any indebtedness, (v) increase the amount payable under or result in any other material obligation pursuant to any Plan, or (vi) measure any values of benefits on the basis of any of the transactions contemplated hereby. No stockholder, employee, officer or director of any Acquired Company has been promised or paid any bonus or incentive compensation related to the transactions contemplated hereby.

(i) The Company has made available to Buyer accurate, current, and complete copies of each of the following, as applicable: (i) each Plan (including all amendments thereto) (or, with respect to any unwritten Plans, complete and accurate descriptions thereof), (ii) copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, (iii) the most recent IRS determination or opinion letter, (iv) in the case of any Plan for which a Form 5500 must be filed, a copy of the three most recently filed Forms 5500, with all corresponding schedules and financial statements attached, (v) all summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, and all written employee handbooks, policies, programs and arrangements (or a description of any oral communications) relating to any Plan, (vi) the most recent coverage and nondiscrimination tests performed under the Code, and (vii) copies of material notices, letters or other correspondence from or with the IRS, Department of Labor, or other Governmental Entity with respect to any Plan.

(j) The Acquired Companies have withheld and paid to the appropriate Governmental Entity or are holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(k) Each Plan that is subject to Section 409A of the Code has been materially in operational and documentary compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. To the Company’s knowledge, no corrections of violations of Section 409A of the Code have occurred. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(l) There are no benefit obligations under Plans for which contributions have not been made or properly accrued and there are no benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Financial Statements. No Acquired Company has any liability for benefits under any Plan, except as set forth on the Financial Statements. The assets of each funded Plan are reported at their fair market value on the books and records of such plan. No Plan subject to ERISA has assets that include securities issued by any Acquired Company or any ERISA Affiliate.

(m) As of the Closing Date, there are no contracts or arrangements providing for payments or benefits that could subject any Person to liability for Tax under Section 4999 of the Code or cause the loss of a deduction to any Acquired Company under Section 280G of the Code.

2.15 Employment and Labor Matters.

(a) Schedule 2.15(a) contains a list of all persons who are employees, independent contractors or consultants of the Acquired Companies as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth on Schedule 2.15(a), through the end of the last full payroll period ending prior to the Closing Date, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Estimated Closing Net Working Capital) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

(b) No Acquired Company is a party to or bound by any collective bargaining or trade union agreement. Since January 1, 2015, no Acquired Company has experienced any actual or threatened strikes, grievances, claims of unfair labor practices, other collective bargaining disputes, corporate campaigns, petitions, demands for recognition or, to the knowledge of the Company, other unionization activities seeking recognition of a bargaining unit at any Acquired Company and, to the knowledge of Company, there are no efforts being threatened.

(c) The Acquired Companies have since January 1, 2015 complied in all material respects with all applicable Laws relating to employment, including with respect to wages, hours, collective bargaining, employee classification (for overtime purposes or as employee versus independent contractor), pay equity, employee privacy, unemployment insurance, worker’s compensation, anti-discrimination and equal employment opportunity, age and disability discrimination, occupational safety and health and immigration control and with all employment agreements, independent contractor agreements, and other individual service providing agreements. To the extent that the Acquired Companies have used the services of any individual on an independent contractor or consultant basis, the Acquired Companies properly classify and treat, and have properly classified and treated, each such individual as an independent contractor or consultant (as distinguished from a Form W-2 employee) in accordance with applicable Laws and for the purpose of all Plans.

(d) Each consultant or independent contractor retained by an Acquired Company is a party to a written agreement or contract with the Acquired Companies. Each such consultant and independent contractor has entered into either: (i) the Acquired Company’s standard form of confidentiality, non-competition and assignment of inventions agreement with the applicable Acquired Company, a true, correct and complete copy of which has been provided to Buyer; or (ii) an agreement containing substantially similar provisions regarding confidentiality and assignment of inventions as such standard form. No Acquired Company has incurred, and to the Company’s knowledge, no circumstance exists under which an Acquired Company would reasonably be expected to incur, any liability arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees.

(e) Each employee of the Acquired Companies working in a country other than the one of which such employee is a national has a valid work permit, certificate of sponsorship, visa, or other right under applicable Law that permits him or her to be employed lawfully by the Acquired Company in the country in which he or she is so employed.

2.16 Insurance. Schedule 2.16 lists all insurance policies carried by or on behalf of any Acquired Company. The Company has provided to Buyer copies of all such insurance policies, the amounts and types of insurance coverage available thereunder and all insurance loss runs and workers’ compensation claims received for the past three (3) policy years. With respect to each such insurance policy: such policy is valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course of business, is in full force and effect, no Acquired Company is in breach or default (including any breach or default with respect to the giving of notice), and to the Company’s knowledge no event has occurred which, after notice or the lapse of time or both, would reasonably be expected to constitute a breach or default or permit termination or modification under such policy and  such policy is occurrence based. All premiums due and payable under all such policies have been timely paid, and each Acquired Company is in compliance in all material respects with the terms of such policies. To the Company’s knowledge, there have been no threatened terminations of, or material premium increases with respect to, any such policies.

2.17 Privacy and Data Security.

(a) With respect to Personally Identifiable Information directly collected by any Acquired Company, no such Personally Identifiable Information has been collected, stored, used, processed, disclosed, or transferred (including across national borders) by any Acquired Company in violation of any applicable Laws. Since January 1, 2015, excluding the USEU Privacy Shield Registration, each Acquired Company has complied in all material respects with all applicable externally published privacy policy statements relating to the collection, storage, use, processing, disclosure, or transfer (including transfer across national borders), of any Personally Identifiable Information used by any Acquired Company. Since September 30, 2016, each Acquired Company has complied in all material respects with the USEU Privacy Shield Registration. Each Acquired Company has appropriate contracts to obligate its customers to comply with applicable Laws with respect to the collection, storage, use, processing, disclosure, and transfer (including transfer across national borders) of such information, including Personally Identifiable Information and/or the provision of such Personally Identifiable Information to any Acquired Company for purposes of providing Customer Offerings to such customer.

(b) Buyer has been provided with copies of all current externally published privacy policies that apply to the collection, storage, use, processing, disclosure, and transfer (including transfer across national borders) of Personally Identifiable Information.

(c) Except as set forth on Schedule 2.17(c), since January 1, 2015, there has been no material incident of unauthorized access to, acquisition of, or other misuse of such Personally Identifiable Information within any Acquired Company’s control.

(d) Since January 1, 2015, no person, company, advocacy organization, government entity, or other third party has made any complaint directly to any Acquired Company or claim, or commenced any action, investigation, or inquiry relating to any Acquired Company’s information privacy, data security, or data protection practices, or to the Company’s knowledge threatened any such complaint, claim, action, investigation, or inquiry.

(e) Since January 1, 2015, all Acquired Companies have been in material compliance with all aspects of the Payment Card Industry Data Security Standards applicable to the Acquired Companies (“PCI-DSS”) published by the PCI Security Standards Council, as they have been amended and updated from time to time. The Acquired Companies have been in material compliance with PCI DSS v3.2 from the time such standard was published in April 2016. Since January 1, 2015, all Acquired Companies have been in compliance with all of their respective merchant agreements with all credit and debit card companies that process transactions for the Acquired Companies.

(f) Schedule 2.17(f) sets forth a complete list of the data security and/or data privacy certifications, attestations, laws, regulations, alignments and/or frames works to which any Acquired Company has committed, whether by public statement, self-certification, government filing and/or contract (e.g., ISO 27001, PCI-DSS, PCI PA-DSS, SOC 1, SOC 2, SOC 3, EU-US Privacy Shield, EU Model Clauses, Gramm Leach Bliley (GLB), the Health Insurance Portability and Accountability Act (HIPAA), the Health Information Technology for Economic and Clinical Health Act (HITECH), United States National Institute of Standards and Technology publications (NIST), and International Traffic in Arms Act).

(g) This Section 2.17 and Section 2.09 contain the sole and exclusive representations and warranties of Seller with respect to the matters covered by this Section 2.17.

2.18 Environmental Matters.

(a) The Acquired Companies are, and since inception, have been, in compliance in all material respects with all applicable Laws relating to the protection of the environment (“Environmental Laws”).

(b) There are no Proceedings pending or, to the Company’s knowledge, threatened against any Acquired Company alleging a violation of or any liability under any Environmental Law.

(c) None of the Acquired Companies, since January 1, 2015, has received any written claim, notice, order, directive, or information request from the United States Environmental Protection Agency, a state environmental protection authority or agency, or any other Governmental Entity (collectively, “Environmental Agency”) or Person alleging any violation by such Acquired Company of, or liability of such Acquired Company under, any Environmental Law which is unresolved, and no Acquired Company has knowledge of any pending Proceeding by any Governmental Entity or Person relating to any operations, property, or facility owned or leased by an Acquired Company, or any location at or to which, since January 1, 2015, such Acquired Company has disposed of, transported or arranged for the disposal of Hazardous Materials. “Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, radon, radioactive materials or wastes, or infectious substance, pollutant, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

(d) There has been no treatment, storage, disposal or release of any Hazardous Substance by any Acquired Company at, from, into, on or under the Leased Real Property or any other property currently or formerly owned, operated or leased by the Acquired Companies. To the knowledge of the Company, no Hazardous Substances are present in, on, about or migrating to or from the Leased Real Property that could be expected to give rise to an action against the Acquired Companies. To the knowledge of the Company, no underground storage tank and no Hazardous Materials are present in, on or under any Leased Real Property.

(e) To the knowledge of the Company, there are no polychlorinated biphenyls (“PCBs”) leaking from any article, container or equipment on, under or about the Leased Real Property and there are no such articles, containers or equipment containing PCBs in, at, on, under or within the Leased Real Property.

(f) All Authorizations required by any Environmental Agency or pursuant to any Environmental Laws applicable to any Acquired Company’s operations and facilities (collectively “Environmental Authorizations”) have been obtained and are in effect. All such Environmental Authorizations are in full force and effect and the Company is, and since January 1, 2015, has been in compliance in all material respects with all such Environmental Authorizations. All fees required to have been paid in connection with the Business Permits have been paid. The Environmental Authorizations are valid and subsisting, in full force and effect. No Proceeding is pending or, to the Company’s knowledge, threatened which would reasonably be expected to result in revocation of any such Environmental Authorization.

(g) This Section 2.18 contains the sole and exclusive representations and warranties of Seller with respect to the matters covered by this Section 2.18.

2.19 Customers and Suppliers.

(a) Schedule 2.19(a) sets forth the number of customers that are currently subscribing for services offered by the Acquired Companies (“Current Customers”). Schedule 2.19(a) sets forth a table of the number of Current Customers who have been subscribing for Offered Services on an uninterrupted basis for (i) greater than ten years, (ii) greater than eight years but less than ten years, (iii) greater than five years but less than eight years, (iv) greater than two years but less than five years, and (v) less than two years. No single Current Customer comprises greater than one percent (1%) of the Company’s revenue for the twelve (12) month period prior to the Closing Date.

(b) Schedule 2.19(b) sets forth a correct and complete list of the top ten suppliers of the Acquired Companies (in terms of dollar volume of goods and services purchased) during each of the years ended December 31, 2016 and December 31, 2015. No such supplier has reduced in any material respect, or to the Company’s knowledge, advised any Acquired Company that it intends to reduce in any material respect its trading with, provision of goods or services to the Acquired Companies or changed, or to the Company’s knowledge, advised any Acquired Company that it intends to change the material terms and conditions on which it is prepared to trade with, provide services to or supply the Acquired Companies.

2.20 Affiliate Transactions. Except as set forth on Schedule 2.20, neither Seller nor any of Seller’s family members or Affiliates: (i) own or have owned since January 1, 2015, directly or indirectly, any equity or other financial or voting interest in any supplier, licensor, lessor, distributor, independent contractor or customer of any Acquired Company or its business; (ii) owns or has owned since January 1, 2015, directly or indirectly, or has or has had during such period any interest in any property (real or personal, tangible or intangible but excluding immaterial property that is no longer used) that any Acquired Company uses or has used in or pertaining to the business of any Acquired Company; (iii) has or has had since January 1, 2015 any business dealings or a financial interest in any transaction with any Acquired Company or involving any assets or property of any Acquired Company, other than in person’s capacity as a director or officer of any Acquired Company; or (iv) other than current officers and employees of the Acquired Companies, is or has been since January 1, 2015 employed by any Acquired Company.

2.21 Brokers. Except as otherwise disclosed on Schedule 2.21, no Acquired Company has employed or retained, or has any liability to, any broker, agent or finder on account of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby.

2.22 Warranties.

(a) No service provided by any Acquired Company is subject to any guaranty, warranty, right of credit or other indemnity other than the applicable standard terms and conditions of service of the applicable Acquired Company, which have been provided to Buyer.

(b) None of the Acquired Companies has received written notice of any demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation from, by or before any Governmental Entity relating to any service of the Acquired Companies, or claim or lawsuit involving any service of the Acquired Companies which is currently pending or, to knowledge of the Company, threatened, by any Person.

2.23 Bank Accounts; Powers of Attorney. Schedule 2.23 lists all bank accounts, PayPal accounts, safe deposit boxes and lock boxes of any Acquired Company, including the names in which such accounts or boxes are held and identification of all Persons authorized to draw thereon or have access thereto, and the name of each Person holding a general or special power of attorney from any Acquired Company and a description of the terms of such power.

2.24 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AS TO SELLER

To induce Buyer to enter into the Transaction Documents and consummate the transactions contemplated thereby, Seller makes the following representations and warranties to Buyer as of the date of this Agreement and as of the Closing, except as disclosed by Seller in the written Disclosure Schedule provided to Buyer dated the date of this Agreement, which shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III, and the disclosure in any section or subsection of the Disclosure Schedule corresponding to any section or subsection of this Article III shall qualify other sections and subsections in this Article III to the extent it is reasonably clear on the face of the disclosed information that such disclosed information also qualifies such other sections and subsections.

3.01 Legal Capacity. Seller has all necessary legal capacity to execute and deliver this Agreement and to perform Seller’s obligations under this Agreement.

3.02 Execution and Enforceability. Seller has full legal right to execute and deliver this Agreement and to perform the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, assuming the due execution and delivery of the Agreement by Buyer and except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.03 No Breach, Default, Violation or Consent. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not, (a) conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon the Shares or any other material assets of Seller, (b) give rise to a right to terminate, or require the obtaining of any consent or approval of or the giving of any notice to any third party (other than any Governmental Entity), under the provisions of any material Contract to which Seller is bound, (c) constitute or result in any violation of any Law or Order to which Seller is subject, or (d) require any notices, reports or other filings to be made by Seller with, or any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any Governmental Entity, other than, in the cases of clauses (b), (c) and (d) hereof, any such breaches, defaults, violations, Liens, terminations, failures to obtain consents or approvals or failures to give notices that, individually or in the aggregate, would not have a material adverse effect on the ability of Seller to consummate the purchase and sale of the Shares or to perform any of Seller’s other material obligations under this Agreement.

3.04 Ownership. Seller is the sole record and beneficial owner of the Shares set forth opposite Seller’s name on Schedule 3.04. At the Closing, Seller is transferring to Buyer good title to such Shares, free and clear of all Liens (other than Liens created by Buyer and restrictions under applicable securities Laws). No person other than Seller has any interest in the Shares or may assert any claim to the proceeds realized from the sale thereof. Other than this Agreement, Seller is not party to any (i) option, warrants, put, call, pledge or other contract or commitment providing for the disposition or acquisition of any of such Shares or (ii) voting trust, proxy or other contract or commitment with respect to the voting of any of such Shares. Seller is in compliance with the terms of the Marriage and Property Settlement Agreements and all amounts required to be paid by Seller thereunder have been paid. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not conflict with the Marital and Property and Settlement Agreements, give rise to a right to terminate, or require the obtaining of any consent or approval of or the giving of any notice to any third party under the provisions of any Marital and Property Settlement Agreements or constitute or result in any violation of the Marital and Property Settlement Agreements.

3.05 Litigation. There is no Proceeding pending or, to Seller’s actual knowledge after due and reasonable inquiry, threatened in writing against Seller that reasonably would be expected to have a material adverse effect on the ability of Seller to perform this Agreement or to consummate the transactions contemplated hereby.

3.06 Brokers. Except as otherwise disclosed on Schedule 3.06, Seller has not employed or retained, or has any liability to, any broker, agent or finder on account of this Agreement or the transactions contemplated hereby.

3.07 Investment Representations.

(a) Seller understands that the sale of the Buyer Shares to Seller has not been registered under the Securities Act, or any state securities law by reason of specific exemptions under the provisions thereof which depend in part upon the other representations and warranties made by Seller in this Agreement. Seller understands that Buyer is relying upon Seller’s representations and warranties contained in this Section 3.07 for the purpose of determining whether this transaction meets the requirements for such exemptions.

(b)
Seller has such knowledge, skill and experience in business, financial and investment matters so that Seller is capable of evaluating the merits and risks of an investment in the Buyer Shares and, to the extent that Seller has deemed it appropriate to do so, Seller has relied upon appropriate professional advice regarding the tax, legal and financial merits and consequences of an investment in the Buyer Shares. Seller is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act.

(c)
Seller has made, either alone or together with Seller's advisors, such independent investigation of Buyer, its management and related matters as Seller deems to be, or such advisors have advised to be, necessary or advisable in connection with an investment in the Buyer Shares through the transactions contemplated by this Agreement. and Seller and such advisors have received all information and data that Seller and such advisors believe to be necessary in order to reach an informed decision as to the advisability of an investment in the Buyer Shares. Seller has been furnished with all information which Seller deems necessary to evaluate the merits and risks of purchasing the Shares and has had the opportunity to ask questions concerning the Shares and Buyer and all questions posed have been answered to Seller’s satisfaction. Seller has been given the opportunity to obtain any additional information Seller deems necessary to verify the accuracy of any information obtained concerning the Shares and Buyer. Seller understands that an investment in the Shares involves significant risks. Seller understands that no federal or state agency has passed upon the Shares or made any finding or determination concerning the fairness or advisability of an investment in the Shares pursuant to this Agreement. Nothing in this Section 3.07(c) shall affect Seller’s ability to rely on Buyer’s representations and warranties contained in Article IV.

(d)
Seller has reviewed Seller’s financial condition and commitments, alone and together with Seller’s advisors, and, based on such review, Seller is satisfied that (i) Seller has adequate means of providing for Seller's financial needs and possible contingencies and has assets or sources of income which, taken together, are more than sufficient so that Seller could bear the risk of loss of Seller’s entire investment in the Buyer Shares, (ii) Seller has no present or contemplated future need to dispose of all or any portion of the Buyer Shares to satisfy any existing or contemplated undertaking, need or indebtedness, and (iii) Seller is capable of bearing the economic risk of an investment in the Buyer Shares for the indefinite future.

(e)
Seller understands that the Buyer Shares will be “restricted securities” under Rule 144 under the Securities Act, and that the Securities Act and the rules of the Commission promulgated thereunder provide in substance that Seller may dispose of such shares only pursuant to an effective registration statement under the Securities Act or an exemption from registration if available. Seller further understands that Buyer has no obligation or intention to register the sale of any of the Buyer Shares to be received by Seller in the transaction contemplated hereby, or take any other action so as to permit sales pursuant to, the Securities Act. Accordingly, Seller understands that Seller may dispose of such shares only in transactions which are of a type exempt from registration under the Securities Act, including (without limitation) a “private placement,” in which event the transferee will acquire such shares as “restricted securities” and subject to the same limitations as in the hands of Seller. Seller further understands that applicable state securities laws may impose additional constraints upon the sale of securities. As a consequence, Seller understands that Seller may have to bear the economic risks of an investment in the Buyer Shares for an indefinite period of time.

(f)
Seller is acquiring the Shares for investment for Seller’s own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and Seller has no present intention of selling, granting any participation in, or otherwise distributing the same.

(g)
Seller has received and reviewed the documents filed by Buyer with the Securities and Exchange Commission.

(h)
The stock certificates evidencing the Buyer Shares issued at the Closing shall bear the following legend:

"The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be sold or transferred in the absence of such registration or an exemption therefrom under the Securities Act of 1933, as amended, and applicable state securities laws. The shares represented by this certificate are subject to restrictions on transfer set forth in that certain Stock Purchase Agreement, dated as of December __, 2017, by and between Liberated Syndication, Inc. and Kevin Martin"

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

 To induce Seller to enter into the Transaction Documents and consummate the transactions contemplated thereby, Buyer makes the following representations and warranties to Seller as of the date of this Agreement and as of the Closing, as follows:

4.01 Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Buyer has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as conducted and to execute, enter into, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Buyer is qualified to do business in each jurisdiction in which its ownership, leasing or operation of property or assets or the conduct of its business as conducted requires it to qualify, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the purchase and sale of the Shares or to perform any of its other material obligations under this Agreement. Buyer is not in violation in any material respect of its Organizational Documents.

4.02 Execution and Enforceability. Buyer has full legal right and all requisite power and authority (corporate and other) to execute and deliver this Agreement and to perform the transactions contemplated hereby. The execution, delivery and performance of this Agreement has been duly and validly by all requisite corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, assuming the due execution and delivery of this Agreement by Seller and except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). All actions contemplated by this Agreement have been duly and validly authorized by all necessary proceedings by Buyer and no other act or proceeding on the part of Buyer is necessary to authorize the execution, delivery and performance by Buyer of this Agreement.

4.03 No Breach, Default, Violation or Consent. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not (i) constitute or result in any breach or violation of or any default under the organizational documents of Buyer, (ii) conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any material Lien upon any material assets of Buyer, give rise to a right to terminate, or require the obtaining of any consent or approval of or the giving of any notice to any third party (other than any Governmental Entity), under the provisions of any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Buyer is bound or any of its material assets is subject, (iii) constitute or result in any violation of any Law or Order to which Buyer is subject, or (iv) require any notices, reports or other filings to be made by Buyer with, or any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer from, any Governmental Entity, other than, (A) in the cases of clauses (ii) and (iii) hereof, any such breaches, defaults, violations, Liens, terminations, failures to obtain consents or approvals or failures to give notices that, individually or in the aggregate, would not have a material adverse effect on the ability of Buyer to consummate the purchase and sale of the Shares or to perform any of its other material obligations under this Agreement, and (B) in the case of clause (iv) hereof, any such notices, reports, filings, consents, registrations, approvals, permits or authorizations, the failure to make or obtain would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the purchase and sale of the Shares or to perform any of its other material obligations under this Agreement.

4.04 Capitalization. The authorized capital stock of Buyer consists of 200,000,000 shares of Common Stock and ten million (10,000,000) shares of Preferred Stock. As of December 26, 2017, 24,415,860 shares of Buyer Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and zero shares of Buyer Preferred Stock were issued and outstanding. The shares of Buyer Common Stock issuable to Seller pursuant to this Agreement have been duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, non-assessable and free of preemptive rights. Except as set forth above in this Section 4.04, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Buyer, (B) securities of Buyer or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of buyer or any of its Subsidiaries or other voting securities or equity interests of Buyer or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Buyer or any of its Subsidiaries or other equity equivalent or equity-based award or right, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Buyer or any of its Subsidiaries, or obligations of Buyer or any of its Subsidiaries to issue, any shares of capital stock of Buyer or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Buyer or any of its Subsidiaries or rights or interests described in clause (C), or (E) obligations of Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.

4.05 SEC Filings. Financial Statements.

(a)
Buyer has filed all forms, reports and documents required to be filed by Buyer with the SEC (collectively, the “Buyer SEC Documents”). The Buyer SEC Documents (i) at the time they were filed complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)
The consolidated financial statements (including, in each case, any related notes) contained in the Buyer SEC Reports (i) comply as to form in all material respects with the applicable rules and regulations of the SEC as then in effect with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC) and (iii) fairly presented the consolidated financial position of Buyer and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were subject to normal year-end recurring adjustments.

4.06 Brokers. Except as otherwise disclosed on Schedule 4.06, Buyer has not employed or retained, or has any liability to, any broker, agent or finder on account of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby.

4.07 Investment Representations. Buyer hereby acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, or registered or qualified for sale under any state securities laws, and cannot be resold without registration thereunder or exemption therefrom, to the extent such Laws are applicable. Buyer is purchasing the Shares for investment purposes and has no intent to distribute or make a public offering of such stock in violation of applicable Laws. Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

4.08 Full Disclosure. No representation or warranty by Buyer in this Agreement or any certificate or other document furnished or to be furnished to Seller pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

COVENANTS

5.01 Books and Records. After the Closing, Buyer will, and will cause the Acquired Companies to, retain all books, records and other documents pertaining to the business of the Acquired Companies for a period of five (5) years from the Closing Date and to make the same reasonably available and in a manner as not to interfere unreasonably with the Acquired Companies’ normal business operations after the Closing Date for such five (5) year period for inspection and copying by Seller and his representatives during the normal business hours of the Company, upon reasonable request and upon reasonable advance notice, for legitimate tax purposes or to otherwise enable Seller to comply with the terms of this Agreement; provided that, Seller first enter into an agreement of confidentiality and nondisclosure reasonably acceptable to Buyer.

5.02 Lockup.

(a)
Seller shall not be permitted to engage in any Prohibited Transaction until the date that is the earlier to occur of (i) the first anniversary of this Agreement and (ii) the date that is 183 days following the date on which the Buyer Common Stock is listed on the Nasdaq Stock Market (the “Lockup Period”). Subject to any other restrictions that may arise under applicable securities Laws, the number of Buyer Shares that may be disposed of in Prohibited Transactions during any 30-day period following the expiration of the Lockup Period shall not exceed ten percent (10%) of the Buyer Shares issued to Seller on the date hereof (adjusted for any stock splits, stock dividends, stock combinations and any other similar capitalization change).

(b)
“Prohibited Transaction” means any offer, sale, contract to sell, pledge or other disposition of, or entering into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned of any Shares. “Prohibited Transaction” shall not include bona fide gifts or transfers by beneficiary designation, will or intestate succession or any transfer for estate planning purposes to members of such person's immediate family or any trust for the benefit of the undersigned or for the benefit of any of the foregoing persons; provided that, prior to such transfer, the transferee executes a joinder to this Section 5.02 in form and substance reasonably acceptable to Buyer. A “person's immediate family” shall consist of any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, and shall include adoptive relationships.

5.03 Board Observer Right. For a period of two (2) years after the Closing or until Seller owns less than two percent (2%) of the shares of Buyer Common Stock then outstanding, whichever is earlier, Seller shall be entitled to attend all meetings of the Board of Directors of Buyer in a nonvoting observer capacity and, in this respect, Buyer shall give Seller copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors. Seller hereby agrees to hold in confidence and trust all information and materials so provided or received in the course of acting in such capacity. Notwithstanding the foregoing, Seller shall be excluded from any meeting or portion thereof, and shall not entitled to receive written information or other materials, if the Board of Directors determines, upon advice of counsel, that the presence of Seller at such meeting or the provision of such information or other materials is necessary to avoid a conflict of interest or to protect the attorney-client privilege. For so long as Seller is acting in a nonvoting observer capacity, Seller agrees that he shall be bound by, and shall observe, Buyer’s securities insider trading and pre-clearance policies as in effect from time to time.

5.04 Public Announcements. Seller shall not, nor shall any of Seller’s Affiliates, without the approval of Buyer, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement. Buyer may issue a press release following the Closing and may otherwise make public statements as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market.

5.05 Tax Matters.

(a) Tax Indemnification.

(i) As used in this Agreement, “Tax Losses” means (A) all Taxes of any Acquired Company for all taxable periods ending on or prior to the Closing Date (a “Pre-Closing Tax Period”) and, with respect to taxable periods beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Period”), all Taxes for the portion of such Straddle Periods ending on the Closing Date (as determined pursuant to Section 5.05(a)(iii) below) (including, without limitation, Losses in respect of any matters disclosed in the schedules to Section 2.06); (B) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any Acquired Company is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local or non-U.S. law or regulation; (C) all Taxes of any person (other than the Acquired Companies) imposed on any Acquired Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing; (D) subject to Section 5.05(f)(ii), all Taxes imposed on any Acquired Company attributable to the making of the Section 338(h)(10) Election, including (i) any Taxes imposed under Section 1374 of the Code; and (ii) any state, local or non-U.S. Tax imposed on any Acquired Company gain or income resulting from the Section 338(h)(10) Election; provided that any Taxes indemnifiable as a Depreciation Recapture Tax Claim under Section 5.05(f)(ii) up to $600,000 in the aggregate shall not constitute a Tax Loss; and (E) all Taxes imposed on any Acquired Company as a result of the extension of or conversion of Seller Loans into distributions by an Acquired Company to Seller or any other disposition or treatment of the Seller Loans that results in the extinguishment of any obligation on the part of Seller to repay the Seller Loans.

(ii) Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Acquired Companies for all taxable periods ending on or before the Closing Date that are filed after the Closing Date (the “Seller-Prepared Tax Returns”). Any such Seller-Prepared Tax Returns shall be prepared on a basis consistent with the last previous similar Tax Return, except as required by applicable Law; provided that Seller may treat any taxable item that had not been incorporated into a last previous similar Tax Return in any reasonable manner, unless such treatment is prohibited by applicable Law or inconsistent with this Agreement. Seller shall provide Buyer with a copy of each such Tax Return for review and comment at least thirty (30) calendar days prior to the filing date of such Tax Return. Within 15 days after receipt of such Tax Returns, the Buyer will give notice to Seller of any dispute with respect to such Tax Returns. Buyer and Seller will promptly attempt to resolve any disputes with respect to such Tax Returns; provided, that if they are unable to do so within 15 days after delivery of notice of the dispute, such disputed items will be resolved in the same manner as disputes with respect to the Disputed Items under Section 1.02(e) hereof. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Acquired Companies relating to a Straddle Period (the “Buyer-Prepared Tax Returns”). All Buyer-Prepared Tax Returns shall be prepared in a manner consistent with all prior Tax Returns of the Acquired Companies except as required by applicable Law; provided that Buyer may treat any taxable item that had not been incorporated into a last previous similar Tax Return in any reasonable manner, unless such treatment is prohibited by applicable Law or inconsistent with this Agreement. Buyer shall deliver all Buyer-Prepared Tax Returns to Seller for review and comment at least thirty (30) calendar days prior to the filing date of such Tax Return in the case of an Income Tax Return and a reasonable period of time prior to filing with respect to any other Tax Returns. Within fifteen (15) days after receipt of such Income Tax Returns and a reasonable period of time with respect to other Tax Returns, Seller will give notice to the Buyer of any dispute with respect to such Tax Returns. Buyer and Seller will promptly attempt to resolve any disputes with respect to such Tax Returns; provided, that if they are unable to do so within fifteen (15) days after delivery of notice of the dispute, such disputed items will be resolved in the same manner as disputes with respect to the Disputed Items under Section 1.02(e) hereof.

(iii) For purposes of this Agreement, in order to apportion appropriately any Income Taxes, and any other Taxes based on or determined with respect to income, receipts, profits or payroll, relating to any Straddle Period, Seller and Buyer shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable year or period of the Acquired Companies for all Tax purposes. In any case where applicable Law does not permit the Acquired Companies to treat the Closing Date as the last day of the taxable year or period, the portion of any Income Taxes, or any other Taxes based on or determined with respect to income, receipts, profits, or payroll that are allocable to the portion of the Straddle Period ending on the Closing Date shall be the amount that would be payable if the taxable year or period ended on the Closing Date based on an interim closing of the books. In the case of other Taxes imposed on a periodic basis (including property Taxes), the portion of any such Taxes for any Straddle Period allocable to the portion of such period ending on the Closing Date shall be deemed to equal the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of the provisions of Section 5.05, each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). Notwithstanding the foregoing, for all purposes of this Agreement, any Taxes arising from actions taken by Buyer or its Subsidiaries or Affiliates outside the ordinary course of business and not otherwise contemplated under this Agreement after the Closing on the Closing Date (an “Extraordinary Action”) shall not be attributable to the Pre-Closing Tax Period and shall not be apportioned to a period prior to the Closing Date for purposes of a Straddle Period. Buyer agrees to make a payment to Seller based on any increase in Tax payable by Seller on account of an Extraordinary Action.

(b) Cooperation in Filing Tax Returns. Buyer and Seller shall, and shall each cause their Subsidiaries and Affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to refund of Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes, including assistance in obtaining the benefits of any available exemptions for, or mitigation of, Transfer Taxes otherwise due.

(c) Payment of Transfer Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other similar Taxes, (collectively, “Transfer Taxes”) arising out of or in connection with the transfer to Buyer of the Shares effected pursuant to this Agreement shall be borne by Seller. The party legally responsible shall file all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and if required by applicable Law, the other parties will join in the execution of any such Tax Returns and other documentation.

(d) Termination of Tax Sharing Agreements. Seller shall cause all tax-sharing agreements or similar agreements to which any Acquired Company is a party prior to the Closing to be terminated with respect to such Acquired Company as of the Closing Date and, after the Closing Date, such Acquired Company shall not be bound thereby or have any liability thereunder.

(e) Tax Contests. If any Tax authority issues to the Buyer or any Acquired Company (i) a notice of its intent to audit, examine or conduct an administrative proceeding with respect to Taxes or Tax Returns of a Acquired Company for any Pre-Closing Tax Period or Straddle Period; or (ii) a notice of deficiency, a notice of its intent to assess a deficiency or a notice of proposed adjustment concerning Taxes or Tax Returns of any Acquired Company for any Pre-Closing Tax Period or Straddle Period, or (iii) any other correspondence from any Governmental Entity related to a Pre-Closing Tax Period or Straddle Period the resolution of which could increase Tax of Seller (the items set forth in clauses (i) (ii), and (iii), each a “Tax Claim”), the Buyer shall promptly notify Seller of the receipt of such communication; provided that the failure or delay to notify Seller of a Tax Claim will not relieve Seller of any liability that he may have under this Agreement, except solely to the extent that Seller has been prejudiced by the Buyer's failure or delay to give such notice. Seller shall be permitted to control, defend, settle and resolve the contest of any Tax Claim for any Pre-Closing Tax Period for which all of the Taxes at issue are Seller Tax Liabilities with counsel reasonably satisfactory to the Buyer, so long as Seller provides written notice to the Buyer of its intent to control such Tax Proceeding within fifteen (15) days after receiving notice of such matter and thereafter actively and diligently controls the same; otherwise, Buyer and the Company Parties may control, defend, settle and resolve such Tax Proceeding at Sellers' expense. The Party who would bear the largest proportion of any Tax resulting from a Tax Claim related to a Straddle Period shall have the exclusive authority to control, defend, settle and resolve any Tax Proceeding relating to any Straddle Period. Each of the Buyer and Seller shall have the right to participate in a Tax Proceeding being controlled and defended against by the other with respect to a Pre-Closing Tax Period or Straddle Period at its sole expense. Notwithstanding anything to the contrary herein, Seller or the Buyer, as the case may be, shall not be entitled to settle, either administratively or after the commencement of litigation, any Tax Proceeding relating to a Pre-Closing Tax Period or Straddle Period without the prior written consent of Seller or the Buyer, as the case may be, which consent will not be unreasonably withheld or delayed.

(f) Section 338(h)(10) Election.

(i) Seller shall join with Buyer in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local or non-U.S. Tax law) with respect to the purchase and sale of the Company Shares hereunder (collectively, a “Section 338(h)(10) Election”). Seller shall include any income, gain, loss, deduction, or other Tax item resulting from the Section 338(h)(10) Election on his Tax Returns to the extent required by applicable Law. Seller shall deliver to Buyer at the Closing an Internal Revenue Service Form 8023 (and any corresponding form necessary under state, local or non-U.S. Tax law to effect the Section 338(h)(10) Election) duly executed by Seller and in form and substance reasonably satisfactory to Buyer and acknowledges and agrees that Buyer may cause such elections to be filed, and authorized such elections to be filed, with the proper Tax authority after the Closing. Seller shall cooperate with Buyer, as requested by Buyer, after the Closing to the extent necessary to properly cause the Section 338(h)(10) Election to be effective in any relevant Tax jurisdiction.

(ii) The Purchase Price and any other amounts treated as purchase consideration for U.S. federal income Tax purposes will be allocated among the assets of the Acquired Companies for Income Tax purposes as shown on the allocation schedule attached hereto as Schedule 5.05(f)(ii). The parties shall file all Tax Returns in a manner consistent with such allocation. In the event of a Tax Claim related to such allocation or the Section 338(h)(10) Election, Buyer shall indemnify and hold harmless Seller for Taxes, not to exceed $600,000 in the aggregate, imposed on Seller in connection with such Tax Claim solely to the extent that such Tax Claim relates to the Company’s depreciation recapture (“Depreciation Recapture Tax Claim”), but excluding any Taxes imposed on Seller as a result of any indemnification payment paid by Buyer. For the avoidance of doubt, Seller shall not be entitled to settle, either administratively or after commencement of litigation, any Tax Proceeding related to a Depreciation Recapture Tax Claim without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

5.06 Restrictive Covenants.

(a) Non-Solicitation. As a material inducement to Buyer’s consummation of the transactions contemplated by this Agreement, Seller agrees that Seller shall not, and shall cause its controlled Affiliates not to, for a period of five (5) years following the Closing Date (the “Restricted Period”), directly or indirectly, without the prior written consent of Buyer:

(i) solicit any Customer for any Restricted Services (where “Customer” means any person or entity to which any Acquired Company has rendered Restricted Services during the two (2) year period ending on the Closing Date and “Restricted Services” means the business of the Company and its Subsidiaries as historically conducted and currently conducted);

(ii) solicit, direct or influence any of the suppliers, vendors, service providers, agents, personnel and others having business relations with the Acquired Companies as of the Closing Date to modify or terminate any business relationships with the Acquired Companies; or

(iii) solicit or hire any employees of the Acquired Companies as of the Closing Date; provided that the foregoing restriction (A) shall not apply to general solicitations of employment or to the use of hiring agents or brokers that are not specifically directed towards contacting employees of any of the Acquired Companies and (B) shall not prohibit the hiring of any former employee of any of the Acquired Companies whose employment or other service providing relationship with Buyer was terminated by Buyer more than six (6) months prior to such time provided that he or she was not solicited in violation of this Section 5.06(a).

(b) Non-Competition. As a material inducement to Buyer’s consummation of the transactions contemplated by this Agreement, Seller agrees that such Seller shall not, and shall cause its Affiliates not to, during the Restricted Period, directly or indirectly, engage in, in any capacity, or have any direct or indirect ownership interest in, any business anywhere in the world which is engaged, either directly or indirectly, in providing Restricted Services; provided, however, that Seller may own as a passive investment, directly or indirectly, securities of any public corporation or other entity engaged in providing Restricted Services if Seller does not, directly or indirectly, beneficially own in the aggregate more than five percent (5%) of the outstanding shares of capital stock of such entity; provided, further, that the parties agree that ownership of the Buyer Shares shall not be deemed to be in violation of this Section 5.06(b).

(c) Confidentiality. In respect of all information that relates to the business and operations of the Acquired Companies (“Confidential Information”), from and after the Closing, Seller shall treat all Confidential Information as confidential and not disclose any Confidential Information. The term Confidential Information shall not include information or knowledge that (i) is now or becomes part of the public domain or generally available to the public other than as a result of a disclosure by Seller or (ii) is required to be disclosed by any Law. If Confidential Information is disclosed by Seller in violation of this Section 5.06, Seller shall promptly notify Buyer after obtaining knowledge of such disclosure and, as applicable, take all reasonable steps required to prevent further disclosure. Notwithstanding the foregoing, if Seller is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of applicable Law to disclose any Confidential Information, Seller shall provide Buyer with prompt written notice of such request or requirement, which notice shall, if reasonably practicable, be at least forty-eight (48) hours prior to making such disclosure, so that the Buyer may seek, at the Buyer’s sole cost and expense, a protective order or other appropriate remedy. If, in the absence of a protective order or other remedy or the receipt of such a waiver, such Seller is nonetheless, upon the written advice of its counsel, legally compelled to disclose Confidential Information, then Seller may disclose only that portion of the Confidential Information which such counsel advises is legally required to be disclosed, whereupon such disclosure shall not constitute a breach of this Section 5.06.

(d) Specific Enforcement. Seller acknowledges that any breach or threatened breach by it of any provision of Section 5.06 (together, the “Restrictive Covenants”) may cause continuing and irreparable injury to Buyer and its Affiliates for which monetary damages would not be an adequate remedy. Accordingly, Buyer shall be entitled to injunctive relief from any court of competent jurisdiction, including specific performance, with respect to any such breach or threatened breach. In connection therewith, no Seller shall, in any Proceeding to so enforce any provisions of this Section 5.06 assert the claim or defense that an adequate remedy at Law exists or that the injunctive relief is not an appropriate form of relief under the circumstances.

(e) Interpretation. It is the desire and intent of the parties that the provisions of this Section 5.06 shall be enforceable to the fullest extent permissible under Law and public policy. Accordingly, if any provision of this Section 5.06 shall be determined to be invalid, unenforceable or illegal for any reason, then the validity and enforceability of all of the remaining provisions of this Section 5.06 shall not be affected thereby. If any particular provision of this Section 5.06 shall be adjudicated to be invalid or unenforceable, then such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such amendment to apply only to the operation of such provision in the particular jurisdiction in which such adjudication is made; provided, that, if any provision contained in this Section 5.06 shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, then such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the Laws and public policy of such jurisdiction, such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made.

5.07 Release. Seller, for himself and for each of his successors, executors, administrators, heirs and estate, and past, present and future assigns, agents and representatives (each, a “Seller Associated Party”), hereby generally, irrevocably, unconditionally and completely releases and forever discharges each of the Acquired Companies, Buyer, their successors and assigns, directors, officers, employees, stockholders, members, agents, attorneys and representatives (each, a “Released Person”) from, and hereby irrevocably, unconditionally and completely waives and relinquishes, each of the Released Claims. “Seller Released Claims” means and includes each and every claim that (i) Seller or any Seller Associated Party of Seller may have had in the past, may now have or may have in the future against any of the Released Persons, and (ii) has arisen or arises directly or indirectly out of, or relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the Closing. Notwithstanding the foregoing, Seller Released Claims shall not include any rights or claims of Seller arising out of any circumstance, agreement, activity, action, omission, event or matter occurring or existing after the Closing Date or arising under or in respect of this Agreement, any other Transaction Document or the transactions contemplated hereby.

5.08 Transition Assistance. For a period commencing on the Closing Date and ending on the first anniversary thereof, Seller shall be available during normal business hours, upon reasonable notice, to provide advice to Buyer by telephone or e-mail on transition and other matters within the scope of Seller’s business experience and expertise (“Services”), but in any event not to exceed twenty (20) hours in any three-month period. To the extent that Buyer requests that Seller provide Services for more than twenty (20) hours in any three-month period, Seller shall make himself reasonably available to provide Services to Buyer by telephone or e-mail during normal business hours at the rate of $150 per hour. Buyer shall pay Seller’s invoice for such excess Services within thirty (30) days’ following receipt.

5.09 Continuation of Key Individuals. For a period commencing on the Closing Date and ending on the six month anniversary thereof, Buyer currently intends to cause the Company to continue to employ Matthew Riffle and Melea Strimple (the “Key Individuals”) in their roles and at the base compensation set forth in Schedule 5.09. The Key Individuals shall be eligible to participate in such equity incentive plans as may be maintained by Buyer for its employees generally on such terms as the Board of Directors and chief executive officer of Buyer may establish. Nothing herein shall alter the at-will nature of the Key Individuals’ employment or limit the Company’s right to modify the terms and conditions of their employment.

ARTICLE VI

INDEMNIFICATION

6.01 Survival of Representations and Warranties, Covenants and Agreements.

(a) Except as set forth in Section 6.01(b), the representations and warranties contained in or made pursuant to this Agreement, and all claims with respect thereto, shall survive the Closing until the twelve (12) month anniversary of the Closing Date and thereupon expire. Each of the covenants and agreements contained herein that contemplates performance after the Closing shall survive the Closing and continue in full force and effect in accordance with their respective terms.

(b) The representations and warranties contained in or made pursuant to Section 2.01 (Organization and Power), Section 2.02 (Subsidiaries), Section 2.04 (Ownership and Control) and Section 2.21 (Brokers) (the “Company Fundamental Representations”), Section 3.01 (Power), Section 3.02 (Execution and Enforceability), Section 3.04 (Ownership) and Section 3.06 (Brokers) (the “Seller Fundamental Representations”), Section 4.01 (Organization and Power), Section 4.02 (Execution and Enforceability), Section 4.04 (Capitalization) and Section 4.06 (Brokers) (the “Buyer Fundamental Representations”) shall survive the Closing indefinitely. Claims for indemnification for breach of the Company’s representations and warranties set forth in Section 2.06 (the “Tax Representations”) and under Section 6.02(d) may be asserted until the date that is thirty (30) days after the expiration of the statute of limitations applicable to the Tax or taxable period to which such representation or claim relates, and thereupon expire.

(c) Subject to the limitations set forth in this Article VI, in the event that notice of any claim for indemnification under Section 6.02 or Section 6.03 has been timely given in accordance with Section 6.05 or Section 6.06, as applicable, prior to the expiration of the applicable survival period set forth above, the representations, warranties, covenants and indemnities that are the subject of such indemnification claim shall, subject to the limitations set forth in this Article VI, survive with respect to such claim until such time as such claim is finally resolved.

6.02 Indemnification by Seller. Subject to the limitations set forth in this Article VI, from and after the Closing Date, Seller shall indemnify and hold harmless Buyer, the Acquired Companies and their respective officers, directors, employees, equity holders, representatives, agents, successors and assigns (collectively, the “Buyer Indemnitees”) from and against any and all liabilities, losses, claims, damages, Proceedings, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, Taxes, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including amounts paid in settlement, interest, court costs, costs of investigations, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (collectively, “Losses”) incurred by any Buyer Indemnitee as a result of:

(a) any misrepresentation or breach of the representations and warranties of Seller set forth in Article II or Article III;

(b) any breach or nonperformance by Seller of the covenants required to be performed by Seller after the Closing;

(c) any Indebtedness or Seller Transaction Expense that is not paid prior to or satisfied at Closing as a reduction to the Estimated Cash Consideration or in connection with the adjustments to the Cash Consideration under Section 1.02(e);

(d) Tax Losses;

(e) any inaccuracy in the Closing Payment Certificate; provided however, that if the Closing Payment Certificate contains any inaccuracy that results in the over payment of any amount to a third party and a corresponding under payment of the Estimated Cash Consideration paid to the Seller at the Closing, the Buyer shall pay any amounts recovered or credited as a result of such inaccuracy to the party entitled to such amounts, including the Seller; and

(f) the dissolution and/or winding down of pairIncubator, LLC.

6.03 Indemnification by Buyer. Subject to the limitations set forth in this Article VI, from and after the Closing Date, Buyer shall indemnify and hold harmless Seller and his respective officers, directors, employees, equity holders, representatives, agents, successors and assigns (collectively, the “Seller Indemnitees”) from and against any and all Losses incurred by any Seller Indemnitee: (a) as a result of any misrepresentation or breach of the representations and warranties of Buyer set forth in Article IV; and (b) any breach of any covenant or obligation of Buyer in this Agreement or in any certificate, document or other writing delivered by Buyer pursuant to this Agreement.

6.04 Limitations.

(a) Notwithstanding anything to the contrary set forth in this Agreement, the Buyer Indemnitees shall not be indemnified or held harmless for any Losses arising under Section 6.02(a) until the aggregate amount of all Losses for which all Buyer Indemnitees are otherwise entitled to indemnification pursuant to Section 6.02(a) exceeds an amount equal to ONE HUNDRED TWENTY THOUSAND DOLLARS ($120,000) (the “Deductible”), whereupon the Buyer Indemnitees shall only be indemnified and held harmless for Losses in excess of the Deductible but subject to the other limitations set forth in this Agreement. The Deductible shall not apply with respect to breaches of the Company Fundamental Representations, the Seller Fundamental Representations or the Tax Representations.

(b) Subject to Section 6.04(c), (i) the Escrow Shares shall be the sole source of recovery for any Losses under Section 6.02(a) (other than with respect to any claim arising from the breach of the Company Fundamental Representations, the Seller Fundamental Representations and Tax Representations), and (ii) Seller’s maximum aggregate liability to the Buyer Indemnitees for any and all Losses under Section 6.02(a) (other than with respect to any claim arising from the breach of the Company Fundamental Representations, the Seller Fundamental Representations and Tax Representations) shall not exceed ONE MILLION DOLLARS ($1,000,000) (the “General Cap”), which shall be satisfied by recourse to the Escrow Shares valued at the Average Price. The Escrow Shares, less any Escrow Shares previously released to Buyer in accordance with the Escrow Agreement, shall be released to Seller at 5:00 p.m., Eastern Time, on the twelve-month anniversary of the Closing Date (the period of time from the Closing Date through and including such termination date is referred to herein as the “Escrow Period”); provided, however, that the Escrow Period shall not terminate with respect to any Escrow Shares (the “Remaining Escrow Shares”) that are subject to any claim that is pending against the Escrow Shares as of such date and time and, solely with respect to all such claims, the Escrow Period shall be extended until such date and time as all such claims are resolved or finally determined in accordance with this Agreement and the Escrow Agreement.

(c) The General Cap shall not apply to Losses incurred by any Buyer Indemnitee in connection with any misrepresentation or breach of the Company Fundamental Representations, the Seller Fundamental Representations and the Tax Representations or pursuant to Section 6.02(b)-(f).

(d) Notwithstanding anything to the contrary set forth in this Agreement (for the avoidance of doubt, subject to the General Cap), the maximum aggregate amount of Losses for which Seller shall be liable under Sections 6.02(a)-(e) shall not exceed in the aggregate (i) the Escrow Shares and (ii) THIRTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($13,500,000).

(e) Notwithstanding anything to the contrary set forth in this Agreement, for purposes of this Article VI only, (i) whether any misrepresentation or breach of warranty made under Article II or Article III has occurred and (ii) the amount of any Losses related to any such misrepresentation or breach shall, in each case, be determined without regard to any “materiality,” “material,” “material respects,” or other similar unquantified qualification of magnitude contained in or otherwise applicable to such representation or warranty.

(f) Subject to the limitations set forth in this Agreement, Seller Indemnitees shall be indemnified and held harmless for Losses. Buyer’s maximum aggregate liability to the Seller Indemnitees for any Losses under Section 6.03 (other than with respect to any claim arising from the breach of the Buyer Fundamental Representations) shall not exceed an amount equal to the General Cap. The General Cap shall not apply with respect to breaches of the Buyer Fundamental Representations. Buyer’s liability for Losses incurred by Seller as a result of any failure by Buyer to comply with its disclosure obligations under applicable Laws in connection with the private placement of the Buyer Shares pursuant to this Agreement (“Disclosure Breach”) (which remedies are expressly reserved by Seller) and any breach of Section 4.04 (Capitalization), shall be limited to TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000) in the aggregate. Buyer’s maximum aggregate liability to Seller for any and all Losses under Section 6.03 and for any Disclosure Breach shall be limited to SIXTEEN MILLION DOLLARS ($16,000,000) in the aggregate.

(g) For purposes of determining the amount of any Losses subject to indemnification under this Article VI, the amount of such Losses will be determined net of the sum of any amounts recovered under insurance policies with respect to such Losses (net of any reasonable out-of-pocket expenses incurred in collecting such amounts) (“Insurance Proceeds”). Each Indemnitee will use commercially reasonable efforts to seek recovery from third parties who may be responsible, in whole or in part, for Losses suffered by such Indemnitee and to make claims under insurance policies providing coverage with respect to Losses suffered by such Indemnitee. Each party hereto waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses. If any Indemnitee receives any insurance or third party recoveries after the Indemnitor has paid the Indemnitee under any indemnification provision of this Agreement in respect of that Loss, the Indemnitee must promptly notify the Indemnitor and pay to the Indemnitor the value of such benefit or the amount of such recovery (less the Indemnitee’s reasonable costs of receiving such recovery or benefit and, in the case of insurance proceeds, any increase in insurance premiums resulting from such claim), up to the amount paid by the Indemnitor to the Indemnitee in respect of such claim.

(h) Each party entitled to indemnification must use commercially reasonable efforts to mitigate any Loss for which that party seeks indemnification pursuant to this Agreement, provided, that nothing in this Section 6.04(h) shall limit any party’s right of indemnification or recovery for any Loss for which indemnification is available under this Agreement.

6.05 Indemnification Procedure for Third-Party Claims.

(a) In the event that any Indemnitee is entitled to indemnification with respect to any Loss arising from any Proceeding, judicial or administrative, instituted by any third party (any such third-party Proceeding being referred to as a “Third-Party Claim”), the Indemnitee shall give the Indemnitor prompt notice thereof. Any failure or delay on the part of the Indemnitee to give such notice shall not affect whether an Indemnitor is liable to indemnify the Indemnitee except and to the extent that the Indemnitor is prejudiced thereby. The Indemnitor shall be entitled to, at the Indemnitor’s expense, participate in the defense of such Third-Party Claim and, if it so chooses and acknowledges in a writing delivered to the Indemnitee that any Losses that may be incurred by an Indemnitor in connection with such Third-Party Claim shall be indemnified by the Indemnitor pursuant to this Article VI, to assume the defense thereof with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee; provided, however, that notwithstanding the foregoing, the Indemnitor shall not be entitled to assume (and/or maintain) control of the defense of such Third-Party Claim if (i) the claim seeks an injunction or equitable relief against any Indemnitee or would not result solely in monetary liability or damages for which the Indemnitor is responsible hereunder, (ii) the Indemnitee reasonably concludes based on the advice of counsel that it may have defenses available to it which are different from or in addition to those available to such Indemnitor, or that a reasonable likelihood exists of an actual or potential conflict of interest between the Indemnitor, on the one hand, and the Indemnitee, on the other hand, or (iii) the Indemnitee reasonably believes that the Losses relating to such Third-Party Claim would exceed the maximum amount for which the Indemnitor could be liable under this Article VI (clauses (i) – (iii) are, collectively, the “Litigation Conditions”).

(b) Notice of the intention to control, contest and defend shall be given by the Indemnitor to the Indemnitee within 20 business days after the Indemnitee’s notice of such Third-Party Claim. Such control, contest and defense shall be conducted by counsel chosen by the Indemnitor and reasonably satisfactory to the Indemnitee. In the event that the Indemnitor is excluded from assuming or maintaining such defense because a Litigation Condition is met, then the Indemnitee may assume control of such defense and employ counsel to represent or defend it in any such Third-Party Claim at the Indemnitee’s expense but without waiving or prejudice to its right to be indemnified for such defense expenses as Losses in accordance with the terms of this Article VI. In any Third-Party Claim with respect to which indemnification is being sought hereunder, the Indemnitee or the Indemnitor, whichever is not defending such Third-Party Claim, shall be entitled, at its own cost and expense (which expense shall not constitute a Loss unless counsel for the Indemnitee advises in writing that there is a conflict of interest, and only to the extent that such expenses are reasonable), to participate in, but not control, such contest and defense and to be represented by attorneys of its or their own choosing reasonably acceptable to the Indemnitee or the Indemnitor, whichever is defending the Third-Party Claim, provided that the Indemnitee or the Indemnitor, as applicable, will cooperate with the Indemnitee or the Indemnitor, whichever is defending the Third-Party Claim, in the conduct of such defense.

(c) Neither the Indemnitee nor the Indemnitor may concede, settle or compromise any Third-Party Claim without the consent of the other Party, which consent will not be withheld, delayed or conditioned unreasonably, except that the Indemnitor may settle a Third-Party Claim without the consent of the Indemnitee if (i) the Indemnitor pays the entire settlement amount and all other Losses arising out of such Proceeding, (ii) the Indemnitor obtains a full release on behalf of the Indemnitee of all underlying claims and liabilities and obligations with respect to such claims, without prejudice, (iii) there is no admission of liability by the Indemnitee, (iv) no injunctive or other equitable or non-monetary relief, obligations or restrictions are imposed upon the Indemnitee and (v) the Proceeding does not involve any criminal liability.

(d) Notwithstanding anything in this Article VI to the contrary, disputes with respect to Taxes, including any claim for Losses resulting from any breach of the Tax Representations and any claim for indemnification with respect to Tax Losses, shall be administered and resolved in accordance with the procedures set forth in Section 5.05.

(e) The party defending any Third-Party Claim (the “Responsible Party”) shall promptly notify the other party of each settlement offer with respect to a Third-Party Claim. Such other party shall promptly notify the Responsible Party whether or not such party is willing to accept the proposed settlement offer. If such settlement offer (i) requires only the payment of money damages, (ii) provides a complete release on behalf of the Indemnitee of all underlying claims and liabilities and obligations with respect to such claims, without prejudice, (iii) there is no admission of liability by the Indemnitees, (iv) no injunctive or other equitable or non-monetary relief, obligations or restrictions are imposed upon the Indemnitees and (v) the Proceeding does not involve any criminal liability, and the Indemnitor is willing to accept the proposed settlement offer but the Indemnitees refuse to accept such settlement offer, then the amount payable to the Indemnitees with respect to such Third-Party Claim will be limited to the amount of such settlement offer subject to the limitations contained in this Article VI. The Indemnitor may nevertheless propose in writing a good faith, reasonable settlement offer that meets the requirements set forth in the preceding sentence; provided, that the amount of any such proposed settlement offer may not exceed the limitations on the Indemnitor’s liability contained in this Article VI. If an Indemnitee refuses to agree to or make the proposed settlement offer to the claimant in the Third-Party Claim, any amount payable to the Indemnitees with respect to such Third-Party Claim will be limited to the amount of such proposed settlement offer. If any such settlement offer is made to any claimant and rejected by such claimant, the amount payable to the Indemnitee with respect to such claim will not be limited to the amount of such settlement offer but will remain subject to all other limitations set forth in this Agreement.

6.06 Indemnification Procedure for Non-Third-Party Claims. In the event any Indemnitee has a claim against any Indemnitor that does not involve a Third-Party Claim, the Indemnitee shall deliver a written notice describing such claim in reasonable detail to the Indemnitor within thirty (30) days after the discovery of the basis for such claim. Any failure or delay on the part of the Indemnitee to give such notice shall not affect whether an Indemnitor is liable to indemnify the Indemnitee except and to the extent that the Indemnitor is prejudiced thereby.

6.07 Exclusive Remedy. After the Closing, except in the case of fraud, or a Proceeding seeking an injunction, specific performance or other equitable relief, the indemnifications and recourse provided for under this Article VI are the parties’ sole and exclusive remedies, each against the other, with respect to breaches of warranties in this Agreement, or any other matter, of any kind or nature, arising under or related to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary and without limiting the preceding sentence, if any party successfully asserts a claim based on fraud, no limitations contained in this Agreement shall apply to such claim.

6.08 Tax Treatment. Any payments under this Article VI will be treated, for Tax purposes, as adjustments to the Purchase Price to the extent permitted by applicable Law.

ARTICLE VII

GENERAL PROVISIONS

7.01 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any right, interest or obligation hereunder may be assigned, pledged or otherwise transferred by any party, whether by operation of law or otherwise, without the prior written consent of the other party or parties, and any such attempted assignment without such prior written consent shall be void; provided that Buyer may assign all or any portion of this Agreement to any Affiliate without the consent of any other party hereto, provided that no such assignment shall relieve Buyer from its obligations hereunder.

7.02 Expenses. Except as otherwise specifically provided herein or in any other Transaction Document, each party is responsible for such expenses as it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of the Transaction Documents. For the avoidance of doubt, this Section 7.02 shall survive the Closing.

7.03 Further Assurances. Subject to the terms and conditions of this Agreement, the parties will from time to time do and perform such additional acts and execute and deliver such additional documents and instruments as may be required by applicable Laws or reasonably requested by any party to establish, maintain or protect its rights and remedies or to effect the intents and purposes of this Agreement and the other Transaction Documents.

7.04 Knowledge Parties. References in this Agreement to the “knowledge of the Company” or words of similar import shall be deemed to refer to the actual knowledge of Kevin Martin, Matthew Riffle and Melea Strimple, after consultation with appropriate Company personnel who would reasonably be expected to have relevant knowledge of the subject matter based on such personnel’s role and duties.

7.05 Notices. Unless otherwise specifically provided herein, all notices, consents, requests, demands and other communications required or permitted hereunder: (a) will be in writing; (b) will be sent by messenger, certified or registered U.S. mail, a nationally recognized express delivery service or e-mail or telecopier (with a copy sent by one of the foregoing means), charges prepaid as applicable, to the appropriate address(es), e-mail address or number(s) set forth below; and (c) will be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day during business hours of the recipient, on the first business day after the date of receipt), as evidenced by (i) a receipt executed by the addressee (or a responsible person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service, (ii) a receipt generated by the sender’s telecopier showing that such communication was sent to the appropriate number on a specified date, if sent by telecopier, or (iii) evidence that such email was sent to the appropriate e-mail on a specified date, if sent by e-mail. All such communications will be sent to the following addresses, e-mail addresses or numbers, or to such other addresses or numbers as any party may inform the others by giving five (5) business days’ prior notice:

If to Seller (and, prior to the Closing, the Company): Kevin Martin 4367 Chicora Street Columbia, SC 29206-2901	With a copy to: Royer Cooper Cohen Braunfeld LLC 101 West Elm Street, Suite 400 Conshohocken, PA 29428 Attention: David Gitlin, Esquire

If to Buyer: Liberated Syndication, Inc. Attn: John Busshaus, CFO 5001 Baum Boulevard, Suite 770 Pittsburgh, PA 15213 john@libsyn.com 412-621-0902 x 105	With a copy to: Cohen & Grigsby, P.C.625 Liberty Avenue Pittsburgh, PA 15222 Attention: David Kalson, Esquire dkalson@cohenlaw.com
7.06 Miscellaneous.

(a) This Agreement: (i) may be amended only by a writing signed by each of the parties; (ii) may be executed in several counterparts, each of which is deemed an original but all of which constitute one and the same instrument, and delivery of an executed counterpart by fax, pdf or other electronic means shall be equally effective as delivery of a manually executed counterpart of this Agreement; (iii) together with the other Transaction Documents, contains the entire agreement of the parties with respect to the transactions contemplated hereby and thereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions; and (iv) when referencing “$” or “dollars” refers to U.S. dollars.

(b) The due performance or observance by a party of any of its obligations under this Agreement may be waived only by a writing signed by the party against whom enforcement of such waiver is sought, and any such waiver will be effective only to the extent specifically set forth in such writing. The waiver by a party of any breach or violation of any provision of this Agreement will not operate as, or be construed to be, a waiver of any subsequent breach or violation hereof.

(c) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(d) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(e) In the event of any inconsistency between the statements in the body of this Agreement, the exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

7.07 Governing Law. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflict of laws thereof.

7.08 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

7.09 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to seek an injunction or injunctions in any court of competent jurisdiction to prevent breaches of the provisions hereof and to enforce the specific performance of the terms hereof, in addition to any other remedy at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(b) To the extent any party hereto brings any Proceeding to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending, plus twenty (20) business days, or (ii) such other time period established by the court presiding over such Proceeding.

7.10 No Third-Party Beneficiaries. Nothing herein express or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

7.11 Definitions. For purposes of this Agreement:

“Acquired Company” (and “Acquired Companies”) has the meaning set forth in Section 2.02.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Agreed Accounting Principles” means the same accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies, historically used by the Company in preparing its consolidated balance sheets and consistent with the Financial Statements, which shall include the components identified on the calculation of Net Working Capital attached hereto as Schedule 7.11(a).

“Agreement” has the meaning set forth in the Preamble.

“Assets” has the meaning set forth in Section 2.07.

“Average Price” has the meaning set forth in Section 1.02(a)(i).

“Business Permit” has the meaning set forth in Section 2.12(b).

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Common Stock” has the meaning set forth in Section 1.02(a)(i).

“Buyer Fundamental Representations” has the meaning set forth in Section 6.01(b).

“Buyer Indemnitees” has the meaning set forth in Section 6.02.

“Buyer-Prepared Tax Returns” has the meaning set forth in Section 5.05(a)(ii).

“Buyer Shares” has the meaning set forth in Section 1.02(a)(i).

“Buyer SEC Documents” has the meaning set forth in Section 4.05(a).

“Cash” means an amount equal to the sum of (i) the fair market value of all cash and cash equivalents (including marketable securities) of the Acquired Companies, (ii) plus all deposited but uncleared bank deposits (to the extent not included as a receivable in the determination of Net Working Capital), and (iii) less the face amount of any checks of the Acquired Companies outstanding as of the Closing (to the extent not included as a payable in the determination of Net Working Capital), in each case determined in accordance with the Agreed Accounting Principles.

“Cash Adjustment Amount” has the meaning set forth in Section 1.02(f).

“Cash Consideration” has the meaning set forth in Section 1.02(a)(ii).

“CDI” has the meaning set forth in Section 2.10(a)(ii).

“Closing” has the meaning set forth in Section 1.03(a).

“Closing Cash” has the meaning set forth in Section 1.02(d).

“Closing Date” has the meaning set forth in Section 1.03(a).

“Closing Indebtedness Amount” has the meaning set forth in Section 1.02(d).

“Closing Net Working Capital” has the meaning set forth in Section 1.02(d).

“Closing Payment Certificate” means a certificate in the form attached hereto as Exhibit C, signed by an executive officer of the Company on behalf of the Company, which sets forth (a) a calculation of the payments to be made by Buyer in accordance with Section 1.03(b), (b) the identity of each Person entitled to a payment pursuant to Section 1.03(b), (c) the amount due to each such Person and (d) the applicable wire instructions for the account or accounts of such Person.

“Closing Seller Transaction Expenses” has the meaning set forth in Section 1.02(d).

“Closing Statement” has the meaning set forth in Section 1.02(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals of this Agreement.

“Company Fundamental Representations” has the meaning set forth in Section 6.01(b).

“Company IP Rights” has the meaning set forth in Section 2.09(a).

“Company License” has the meaning set forth in Section 2.09(a).

“Company Registrations” has the meaning set forth in Section 2.09(a).

“Company Source Code” has the meaning set forth in Section 2.09(g).

“Company Systems” has the meaning set forth in Section 2.09(m).

“Confidential Information” has the meaning set forth in Section 5.06(c).

“Continuation Period” has the meaning set forth in Section 5.09(a).

“Continuing Employees” has the meaning set forth in Section 5.09(a).

“Contract” means any agreement, contract, commitment or other legally binding arrangement or legally binding understanding, whether written or not.

 “CPA Firm” has the meaning set forth in Section 1.02(e).

“Current Customers” has the meaning set forth in Section 2.19(b).

“Customer” has the meaning set forth in Section 5.06(a)(i).

 “Deductible” has the meaning set forth in Section 6.04(a).

“Depreciation Recapture Tax Claim” has the meaning set forth in Section 5.05(f)(ii).

“DFARS” has the meaning set forth in Section 2.10(a)(ii).

“Disclosure Breach” has the meaning set forth in Section 6.04(e).

“Disputed Items” has the meaning set forth in Section 1.02(e).

“Emerson Lease” means that certain capital lease, revised as of August 14, 2014, by and between First American Commercial Bancorp, Inc. and the Company.

 “Environmental Agency” has the meaning set forth in Section 2.18(c).

“Environmental Authorizations” has the meaning set forth in Section 2.18(f).

“Environmental Laws” has the meaning set forth in Section 2.18(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means The Bank of New York Mellon.

“Escrow Agreement” has the meaning set forth in Section 1.03(b).

“Escrow Period” has the meaning set forth in Section 6.04(b).

“Escrow Shares” means $1,000,000 worth of Buyer Shares (as determined pursuant to Section 1.02(a)(i)), which will be deposited with the Escrow Agent on the Closing Date pursuant to the Escrow Agreement.

“Estimated Cash Consideration” has the meaning set forth in Section 1.02(b).

“Estimated Closing Cash” has the meaning set forth in Section 1.02(b).

“Estimated Closing Indebtedness Amount” has the meaning set forth in Section 1.02(b).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 1.02(b).

“Estimated Closing Statement” has the meaning set forth in Section 1.02(b).

“Estimated Seller Transaction Expenses” has the meaning set forth in Section 1.02(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extraordinary Action” has the meaning set forth in Section 5.05(a)(iii).

“Final Adjustment Amount” has the meaning set forth in Section 1.02(f).

“Final Cash Consideration” has the meaning set forth in Section 1.02(e).

“Final Closing Cash” has the meaning set forth in Section 1.02(e).

 “Final Indebtedness Amount” has the meaning set forth in Section 1.02(e).

“Final Net Working Capital” has the meaning set forth in Section 1.02(e).

“Final Seller Transaction Expenses” has the meaning set forth in Section 1.02(e).

“Financial Statements” has the meaning set forth in Section 2.05(a).

“GAAP” means United States generally accepted accounting principles.

“General Cap” has the meaning set forth in Section 6.04(b).

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Hazardous Materials” has the meaning set forth in Section 2.18(c).

“ICANN” shall mean the Internet Corporation for Assigned Names and Numbers, a California nonprofit public benefit corporation.

“Indebtedness” means the sum of all amounts (including the current portion thereof) owing by the Acquired Companies (including principal, interest, prepayment penalties or fees, premiums, breakage amounts, expense reimbursements or other amounts payable in connection with any repayment) in respect of: (i) any indebtedness for borrowed money, or with respect to deposits or advances of any kind to any Acquired Company, and any prepayment premiums, penalties and any other fees and expenses paid to satisfy such indebtedness, (ii) any obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) any obligations to pay the deferred purchase price of property or services, including earnouts or other contingent payments, except trade accounts payable arising in the ordinary course of business, (iv) any obligations as lessee under capitalized leases; excluding the Emerson Lease, (v) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (vi) any obligation in respect of direct pay letters of credit and bankers’ acceptances and (to the extent drawn and/or to the extent that any Acquired Company has any reimbursement obligations which are due and payable) standby letters of credit, surety bonds or similar instruments, or any obligations upon which interest charges are customarily paid, in each case issued for the account of any Acquired Company, (vii) any obligations of others secured by any Lien (other than a Permitted Lien) on property or assets owned or acquired by any Acquired Company, whether or not the obligations secured thereby have been assumed, (viii) any obligations of any Acquired Company under interest rate or currency swap transactions (valued at the termination value thereof), (ix) any obligations of any Acquired Company to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, (x) any guaranties or arrangements having the economic effect of a guaranty by any Acquired Company of any indebtedness of any other Person, and (xi) any accrued interest or penalties on any of the foregoing. For the avoidance of doubt, Indebtedness shall not include (A) any obligations under any performance bond or letter of credit to the extent undrawn or uncalled, (B) any Indebtedness included in current liabilities in the determination of Net Working Capital, (C) any intercompany Indebtedness solely among the Acquired Companies, (D) any Indebtedness incurred by Buyer and its Affiliates (and subsequently assumed by any Acquired Company) on the Closing Date, (E) any endorsement of negotiable instruments for collection in the ordinary course of business, and (F) Seller Transaction Expenses.

“Indebtedness Adjustment Amount” has the meaning set forth in Section 1.02(f).

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

“Indemnitor” means any party to this Agreement from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Insurance Proceeds” has the meaning set forth in Section 6.04(g).

“Intellectual Property Rights” means all rights in the following in any jurisdiction throughout the world: (i) inventions, invention disclosures, industrial designs, patents, patent applications, and all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith, (ii) trademarks, service marks, trade names, trade dress and all other indicia of origin, all registrations, applications and renewals therefor, and all goodwill associated with any of the foregoing, (iii) copyrights, mask work rights, moral rights and all works of authorship, and all copyright registrations, applications, and renewals in connection therewith, (iv) Internet Properties, (v) software (including source code), (vi) confidential information, trade secrets and proprietary know how, and (vi) other proprietary and intellectual property rights.

“Interim Balance Sheet” has the meaning set forth in Section 2.05(a).

“Internet Properties” means Uniform Resource Locators, Web site addresses, domain names and social media accounts and handles.

“IRS” has the meaning set forth in Section 2.14(g).

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.

“Leases” has the meaning set forth in Section 2.08(b).

“Leased Personal Property” has the meaning set forth in Section 2.07.

“Leased Real Property” has the meaning set forth in Section 2.08(b).

“Lien” means any security interest, mortgage, pledge, lien, claim, charge, title retention or other encumbrance

“Litigation Conditions” has the meaning set forth in Section 6.05(a).

“Lockup Period” has the meaning set forth in Section 5.02(a).

“Losses” has the meaning set forth in Section 6.02.

“Marriage and Property Settlement Agreements” mean the Marriage and Property Settlement Agreement dated April 1, 2007 between Seller and Nancy Kumpfmiller, and the Marriage and Property Settlement Agreement dated September 23, 2010 between Seller and Doreen Valentine-Martin, in each case as amended.

“Material Contracts” has the meaning set forth in Section 2.10(b).

“Net Working Capital” means the consolidated working capital of the Acquired Companies calculated in accordance with the Agreed Accounting Principles. Schedule 7.11(b) sets forth a sample calculation of Net Working Capital as of September 30, 2017.

“Net Working Capital Adjustment Amount” has the meaning set forth in Section 1.02(f).

“Net Working Capital Target” means minus $217,000.

“Objections Statement” has the meaning set forth in Section 1.02(e).

“Open Source Material” means all software, documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth at www.opensource.org.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, certificate of organization, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

“Owned Personal Property” has the meaning set forth in Section 2.07.

“Payoff Letter” has the meaning set forth in Section 1.02(b).

“PCBs” has the meaning set forth in Section 2.18(e).

“PCI-DSS” has the meaning set forth in Section 2.17(e).

“Permitted Liens” means: (i) Liens for current taxes, assessments and governmental charges and levies that may be paid without penalty, interest or other additional charge or that are being contested in good faith by appropriate proceedings; (ii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and other like Laws, in each case for amounts not yet due and payable; and (iii) such minor Liens, including utility and municipal easements and restrictions, if any, as do not detract in any respect from the value of the Real Property or other assets subject thereto and do not interfere with the use of the Real Property or other assets subject thereto.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Personally Identifiable Information” means any information relating to an identified or identifiable natural person or a device; an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier, or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person or data revealing racial or ethnic origin, political opinions, religious or philosophical beliefs, trade union membership, genetic data, biometric data for the purpose of uniquely identifying a natural person, data concerning health, financial information, and data concerning a natural person's sex life or sexual orientation tied to data relating to a natural person, and data regarding children under the age of 13.

“Plans” has the meaning set forth in Section 2.14(a).

“Post-Closing Plans” has the meaning set forth in Section 5.09(b).

“Pre-Closing Tax Period” has the meaning set forth in Section 5.05(a)(i).

“Pre-Paid Taxes” has the meaning set forth in Section 5.05(i).

“Proceeding” has the meaning set forth in Section 2.13.

“Prohibited Transaction” has the meaning set forth in Section 5.02(b).

“Purchase Price” has the meaning set forth in Section 1.02(a).

“Released Person” has the meaning set forth in Section 5.07.

“Remaining Escrow Shares” has the meaning set forth in Section 6.04(b).

“Responsible Party” has the meaning set forth in Section 6.05(e).

“Restricted Period” has the meaning set forth in Section 5.06(a).

“Restricted Services” has the meaning set forth in Section 5.06(a)(i).

“Restrictive Covenants” has the meaning set forth in Section 5.06(d).

“Section 338(h)(10) Election” has the meaning set forth in Section 5.05(f)(i).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Associated Party” has the meaning set forth in Section 5.07.

“Seller Fundamental Representations” has the meaning set forth in Section 6.01(b).

“Seller Indemnitees” has the meaning set forth in Section 6.03.

“Seller Loans” means any and all extensions of credit, borrowed money, advances or other amounts owed to any Acquired Company by Seller, including the loans represented by that certain open-term demand promissory note dated January 1, 2017 in the aggregate principal amount of up to $17,500,000.

“Seller-Prepared Tax Returns” has the meaning set forth in Section 5.05(a)(ii).

“Seller Released Claims” has the meaning set forth in Section 5.07.

“Seller Transaction Expenses” means (i) the amounts incurred by the Acquired Companies unpaid as of the Closing, or by any of their Affiliates for which the Acquired Companies are liable, in connection with the preparation, execution and consummation of this Agreement and the other Transaction Documents unpaid as of the Closing, including fees, costs, expenses and/or reimbursements to attorneys, accountants, investment bankers, financial advisors and other service providers in connection with the transactions contemplated by this Agreement; provided, that “Seller Transaction Expenses” shall not include any amounts reflected in Indebtedness, current liabilities in Net Working Capital or Employee Payments; and (ii) any amounts payable by any Acquired Company to any of its employees as the result of the consummation of the transactions contemplated hereby pursuant to any Contract or other arrangement in effect immediately prior to Closing that remain unpaid as of the Closing, including without limitation amounts payable at the Closing in connection with any stay bonus or transaction bonus or any obligation to pay any amount similar to any of the foregoing, and the employer portion of any payroll Taxes arising from any of the foregoing.

“Seller Transaction Expense Adjustment Amount” has the meaning set forth in Section 1.02(f).

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Services” has the meaning set forth in Section 5.08.

“Shares” has the meaning set forth in the recitals of this Agreement.

“Straddle Period” has the meaning set forth in Section 5.05(a)(i).

“Subsidiary” means, with respect to any party, any Person, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership), or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.

“Tax” (Including with correlative meaning the terms “Taxes” and “Taxable”) means any and all taxes, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, recording, excise, real property, personal property, sales, use, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, franchise, estimated and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Tax Claim” has the meaning set forth in Section 5.05(e).

“Tax Losses” has the meaning set forth in Section 5.05(a)(i).

“Tax Return” means any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax, and including, for the avoidance of doubt, U.S. Department of the Treasury Form FinCen 114.

 “Tax Representations” has the meaning set forth in Section 6.01(b).

“Third-Party Claim” has the meaning set forth in Section 6.05(a).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Closing Payment Certificate, the Payoff Letters and each other agreement, instrument, certificate and document contemplated by this Agreement.

“Transaction Expense Statement” has the meaning set forth in Section 1.02(b).

“Transfer Taxes” has the meaning set forth in Section 5.05(c).

“VDR” means the virtual data room hosted by IntraLinks under the name Project White Water at: https://services.intralinks.com/web/index.html?#workspace/4198015/documents.

7.12 Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting; (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date of this Agreement” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) the descriptive headings and table of contents included herein are included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a contract or agreement mean such contract or agreement as amended or otherwise supplemented or modified from time to time; (h) references to a Person are also to its permitted successors and assigns; (i) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (j) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (k) references to a federal, state, local or foreign Law mean such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time and include any rules, regulations and delegated legislation issued thereunder; (l) references to accounting terms used and not otherwise defined herein have the meaning assigned to them under GAAP; and (m) references to lists or attachments on Schedules or the Disclosure Schedule or lists provided to the Buyer shall be to true, correct and complete lists and attachments, and references to copies shall be to true, correct and complete copies all of which have been provided or made available to the Buyer. References in this Agreement to documents that are made available to Buyer shall be deemed to include documents that are contained in the VDR five (5) business days prior to the date of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. No summary of this Agreement prepared by any Party shall affect the meaning or interpretation of this Agreement. If any date on which a Party is required to make a payment or a delivery pursuant to the terms hereof is not a business day, then such Party shall make such payment or delivery on the next succeeding business day.

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SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

BUYER

LIBERATED SYNDICATION, INC.

By:
Name:
Title:

SELLER

Kevin Martin